Exhibit 10.2

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of July 8, 2016

by and among

NEW ENTERPRISE STONE & LIME CO., INC.,
Asti Transportation Systems, Inc.,
EII Transport Inc.,
Gateway Trade Center Inc.,
Precision Solar Controls Inc.,
Protection Services Inc.,
SCI Products Inc.
and
Work Area Protection Corp.,

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

PNC CAPITAL MARKETS LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

I.    DEFINITIONS.    1

1.1.	Accounting Terms 1

1.2.	General Terms 2

1.3.	Uniform Commercial Code Terms 46

1.4.	Certain Matters of Construction 46

1.5.	Administrative Agent and Syndication Agent Determinations 47
II.    ADVANCES, PAYMENTS.    48

2.1.	Revolving Advances 48

2.2.	Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances 49

2.3.	[Reserved] 51

2.4.	Swing Loans 51

2.5.	Disbursement of Advance Proceeds 52

2.6.	Making and Settlement of Advances 53

2.7.	Maximum Advances 55

2.8.	Manner and Repayment of Advances 55

2.9.	Repayment of Excess Advances 56

2.10.	Statement of Account 56

2.11.	Letters of Credit 56

2.12.	Issuance of Letters of Credit 57

2.13.	Requirements for Issuance of Letters of Credit 58

2.14.	Disbursements, Reimbursement 58

2.15.	Repayment of Participation Advances 60

2.16.	Documentation 61

2.17.	Determination to Honor Drawing Request 61

2.18.	Nature of Participation and Reimbursement Obligations 61

2.19.	Liability for Acts and Omissions 63

2.20.	Mandatory Prepayments; Voluntary Reductions of Revolving Commitments 64

2.21.	Use of Proceeds 65

2.22.	Defaulting Lender 65

2.23.	Payment of Obligations 68
III.    INTEREST AND FEES.    68

3.1.	Interest 68

3.2.	Letter of Credit Fees 69

3.3.	Facility Fee 70

3.4.	Fee Letter 70

3.5.	Computation of Interest and Fees 71

3.6.	Maximum Charges 71

3.7.	Increased Costs 71

3.8.	Basis For Determining Interest Rate Inadequate or Unfair 72

3.9.	Capital Adequacy 73

3.10.	Delay in Requests 73

3.11.	Taxes 73

3.12.	Replacement of Lenders 77
IV.    COLLATERAL: GENERAL TERMS    77

4.1.	[Reserved] 77

4.2.	[Reserved] 77

4.3.	[Reserved] 78

4.4.	[Reserved] 78

4.5.	[Reserved] 78

4.6.	Inspection of Premises 78

4.7.	Appraisals 78

4.8.	Receivables; Deposit Accounts and Securities Accounts 78

4.9.	Chattel Paper 81

4.10.	[Reserved] 81

4.11.	[Reserved] 81

4.12.	[Reserved] 81
V.    REPRESENTATIONS AND WARRANTIES.    81

5.1.	Authority 81

5.2.	Formation and Qualification 82

5.3.	Survival of Representations and Warranties 82

5.4.	Tax Returns 82

5.5.	Financial Statements 83

5.6.	Entity Names 83

5.7.	O.S.H.A.; Environmental Compliance; Insurance; Flood Insurance 83

5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance 84

5.9.	Patents, Trademarks, Copyrights and Licenses 86

5.10.	Licenses and Permits 86

5.11.	Default of Indebtedness 86

5.12.	No Default 86

5.13.	No Burdensome Restrictions 86

5.14.	No Labor Disputes 87

5.15.	Margin Regulations 87

5.16.	Investment Company Act 87

5.17.	Disclosure 87

5.18.	Delivery of Term Loan Documents 87

5.19.	[Reserved] 87

5.20.	Swaps 88

5.21.	Business and Property of Loan Parties 88

5.22.	[Reserved] 88

5.23.	Federal Securities Laws 88

5.24.	Equity Interests 88

5.25.	Commercial Tort Claims 88

5.26.	Letter of Credit Rights 88

5.27.	Material Contracts 89

5.28.	Absence of Investigations 89
VI.    AFFIRMATIVE COVENANTS.    89

6.1.	Compliance with Laws 89

6.2.	Conduct of Business and Maintenance of Existence and Assets 89

6.3.	Books and Records 89

6.4.	Payment of Taxes 90

6.5.	Financial Covenant 90

6.6.	Insurance 90

6.7.	Payment of Indebtedness and Leasehold Obligations 92

6.8.	Environmental Matters 92

6.9.	Standards of Financial Statements 93

6.10.	Federal Securities Laws 93

6.11.	Execution of Supplemental Instruments 93

6.12.	[Reserved] 93

6.13.	Government Receivables 93

6.14.	Membership / Partnership Interests 93

6.15.	Keepwell 94

6.16.	Deposit Accounts 94

6.17.	[Reserved] 94
VII.    NEGATIVE COVENANTS.    94

7.1.	Merger, Consolidation, Acquisition and Sale of Assets 94

7.2.	Creation of Liens 96

7.3.	Guarantees 96

7.4.	Investments 96

7.5.	Loans 96

7.6.	Capital Expenditures 96

7.7.	Dividends 96

7.8.	Indebtedness 97

7.9.	Nature of Business 97

7.10.	Transactions with Affiliates 97

7.11.	Leases 98

7.12.	Subsidiaries 98

7.13.	Fiscal Year and Accounting Changes 98

7.14.	Pledge of Credit 98

7.15.	Amendment of Organizational Documents 98

7.16.	Compliance with ERISA 99

7.17.	Prepayment of Indebtedness 99

7.18.	Term Loan Obligations and Unsecured Notes 99

7.19.	Other Agreements 100

7.20.	Anti-Corruption; Anti-Terrorism; AML 101
VIII.    CONDITIONS PRECEDENT.    101

8.1.	Conditions to Restatement 101

8.2.	Conditions to Each Advance 104
IX.    INFORMATION AS TO BORROWERS.    105

9.1.	Disclosure of Material Matters 105

9.2.	Schedules 105

9.3.	Environmental Reports 106

9.4.	Litigation 106

9.5.	Material Occurrences 106

9.6.	Government Receivables 107

9.7.	Annual Financial Statements 107

9.8.	Quarterly Financial Statements 107

9.9.	Monthly Financial Statements 108

9.10.	Other Reports 108

9.11.	Additional Information 108

9.12.	Projected Operating Budget 108

9.13.	Variances from Operating Budget 109

9.14.	Notice of Suits, Adverse Events 109

9.15.	ERISA Notices and Requests 109

9.16.	Additional Documents 110

9.17.	Updates to Certain Schedules 110

9.18.	Financial Disclosure 110
X.    EVENTS OF DEFAULT.    110

10.1.	Nonpayment 110

10.2.	Breach of Representation 111

10.3.	Financial Information 111

10.4.	Judicial Actions 111

10.5.	Noncompliance 111

10.6.	Judgments 111

10.7.	Bankruptcy 112

10.8.	Material Adverse Effect 112

10.9.	Lien Priority 112

10.10.	Default under the Term Loan Documents or the Unsecured Notes Documents 112

10.11.	Cross Default 112

10.12.	Bonding Arrangements 112

10.13.	Breach of Guaranty or Collateral Documents 113

10.14.	Change of Control 113

10.15.	Invalidity 113

10.16.	Seizures 113

10.17.	Operations 113

10.18.	Pension Plans 113

10.19.	Anti-Money Laundering/International Trade Law Compliance 114
XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.    114

11.1.	Rights and Remedies 114

11.2.	Collateral Agent’s Discretion 116

11.3.	Setoff 116

11.4.	Rights and Remedies not Exclusive 116

11.5.	Allocation of Payments after Event of Default 116
XII.    WAIVERS AND JUDICIAL PROCEEDINGS.    118

12.1.	Waiver of Notice 118

12.2.	Delay 118

12.3.	Jury Waiver 118
XIII.    EFFECTIVE DATE AND TERMINATION.    118

13.1.	Term 118

13.2.	Termination 118
XIV.    REGARDING AGENTS.    119

14.1.	Appointment 119

14.2.	Nature of Duties 119

14.3.	Lack of Reliance on Agents 120

14.4.	Resignation of Agents; Successor Agents 120

14.5.	Certain Rights of Agents 121

14.6.	Reliance 121

14.7.	Notice of Default 122

14.8.	Indemnification 122

14.9.	Individual Capacity 122

14.10.	Delivery of Documents 122

14.11.	Borrowers’ Undertaking to Agents 122

14.12.	No Reliance on Any Agent’s Customer Identification Program 123

14.13.	Other Agreements 123

14.14.	Lead Arrangers 123
XV.    BORROWING AGENCY.    123

15.1.	Borrowing Agency Provisions 123

15.2.	Waiver of Subrogation 124
XVI.    MISCELLANEOUS.    124

16.1.	Governing Law 124

16.2.	Entire Understanding 125

16.3.	Successors and Assigns; Participations 129

16.4.	Application of Payments 132

16.5.	Indemnity 132

16.6.	Notice 133

16.7.	Survival 136

16.8.	Severability 136

16.9.	Expenses 136

16.10.	Injunctive Relief 136

16.11.	Consequential Damages 137

16.12.	Captions 137

16.13.	Counterparts; Facsimile Signatures 137

16.14.	Construction 137

16.15.	Confidentiality; Sharing Information 137

16.16.	Publicity 138

16.17.	Certifications from Banks and Participants; USA PATRIOT Act 138

16.18.	Anti-Terrorism, Anti-Corruption and AML Laws 138

16.19.	Release of Loan Parties and Collateral 139

16.20.	Intercreditor Agreements 140

16.21.	Amendment and Restatement 140

16.22.	No Advisory or Fiduciary Responsibility 141

LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit 1.2        Borrowing Base Certificate
Exhibit 1.2(a)        Compliance Certificate
Exhibit 2.1(a)         Revolving Credit Note
Exhibit 2.4(a)        Swing Loan Note

Exhibit 5.5(b)        Financial Projections
Exhibit 8.1(g)        Financial Condition Certificate
Exhibit 16.3         Commitment Transfer Supplement

Schedules
Schedule 1A-1        Material Real Property (Fee Interests)
Schedule 1A-2        Material Real Property (Leasehold Interests)
Schedule 1.1         Permitted Non-Job Surety Bonding Arrangements
Schedule 1.2         Permitted Encumbrances
Schedule 1.3        Plant and Quarry Assets
Schedule 1.8        Existing Letters of Credit
Schedule 2.11(b)        Existing Surety Letters of Credit
Schedule 5.1        Consents
Schedule 5.2(a)         States of Qualification and Good Standing
Schedule 5.2(b)         Subsidiaries
Schedule 5.4        Federal Tax Identification Number
Schedule 5.6         Prior Names
Schedule 5.7        Compliance with Laws
Schedule 5.8(b)(i)     Litigation
Schedule 5.8(b)(ii)    Indebtedness
Schedule 5.8(d)         Plans
Schedule 5.9         Intellectual Property
Schedule 5.10         Licenses and Permits
Schedule 5.11         Defaults of Indebtedness
Schedule 5.14         Labor Disputes
Schedule 5.24        Equity Interests
Schedule 5.25        Commercial Tort Claims
Schedule 5.26        Letter-of-Credit Rights
Schedule 5.27        Material Contracts
Schedule 6.6        Insurance
Schedule 7.1(b)        Designated Assets
Schedule 7.1(b)(vii)    Approved Asset Dispositions
Schedule 7.3         Guarantees
Schedule 7.4        Permitted Investments
Schedule 7.10        Affiliate Transactions

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Amended and Restated Revolving Credit Agreement dated as of July 8, 2016, among NEW ENTERPRISE STONE & LIME CO., INC., a corporation organized under the laws of the State of Delaware (“NESL”), Asti Transportation Systems, Inc., a corporation organized under the laws of the State of Delaware (“ASTI”), EII Transport Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“EII”), Gateway Trade Center Inc., a corporation organized under the laws of the State of New York (“Gateway”), Precision Solar Controls Inc., a corporation organized under the laws of the State of Texas (“Precision”), Protection Services Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Protection”), SCI Products Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SCI”), Work Area Protection Corp., a corporation organized under the laws of the State of Illinois (“Work Area”) (NESL, ASTI, EII, Gateway, Precision, Protection, SCI, Work Area and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and each individually a “Lender”), PNC Bank, National Association (“PNC”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Lenders, Wells Fargo Bank, National Association (“Wells”) as syndication agent (in such capacity, together with its successors and assigns in such capacity, the “Syndication Agent”) for the Lenders, and PNC Capital Markets LLC and Wells, as joint lead arrangers and joint bookrunners (collectively, “Lead Arrangers”).
Borrowers, Agents and Lenders have previously entered into that certain Revolving Credit Agreement, dated as of February 12, 2014 (as amended, the “Existing Credit Agreement”), under which the Lenders agreed to provide, and have provided, certain secured loans, letters of credit and other extensions of credit to Borrowers.
Borrowers, Agents and Lenders hereby amend and restate the Existing Credit Agreement in its entirety pursuant to the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

I.	DEFINITIONS.

1.Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with the financial ratios and tests in this Agreement (including, without limitation, Capital Expenditures, Fixed Charge Coverage Ratio and EBITDA), such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended February 29, 2016. Notwithstanding the foregoing, if the Borrowing Agent notifies Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 6.5 of this Agreement or other covenant that depends on the interpretation of accounting terms to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants or tests (or if Administrative Agent notifies the Borrowers in writing that the Required Lenders wish to amend any financial covenant or the definition of “Fixed Charge Coverage Ratio,” “EBITDA” or “Capital Expenditures” to eliminate the effect of any such change in GAAP), then Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Borrowers’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to Administrative Agent, when they deliver their financial statements pursuant to Section 9.7 and 9.8 of this Agreement, such reconciliation statements as shall be reasonably requested by Administrative Agent.
2.General Terms. For purposes of this Agreement the following terms shall have the following meanings:
“ABL First Lien Collateral” shall have the meaning set forth in the ABL Intercreditor Agreement.
“ABL Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Restatement Effective Date, by and among Borrowers, Collateral Agent and Term Loan Agent, together with all amendments, supplements or modifications thereto.
“ABL Secured Parties” shall mean Administrative Agent, Syndication Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Administrative Agent, Syndication Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
“Accountants” shall have the meaning set forth in Section 9.7 hereof.
“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y) (ii) hereof.
“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.
“Affected Lender” shall have the meaning set forth in Section 3.12 hereof.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. For the avoidance of doubt, Rock Solid Insurance and members of the Detwiler Family shall be deemed to be an Affiliate of NESL and its Subsidiaries.
“Agents” shall mean, collectively, Administrative Agent, Syndication Agent and Collateral Agent.
“Agreement” shall mean this Amended and Restated Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.
“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.
“Anti-Corruption Laws” shall have the meaning set forth in Section 16.18(c) hereof.

“Anti-Corruption Prohibited Activity” shall mean the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, giving, or authorized giving of anything of value, to any Person under the circumstances where a Loan Party knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any other Person, for the purpose of inducing a Person to act, or omit to act, in a way favorable to such Loan Party or any Affiliates, to the extent such offer, payment, promise, authorization of which, or giving would violate any of the Anti-Corruption Laws.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 16.18(d) hereof.
“Anti-Terrorism Laws” shall mean any Laws applicable to the Covered Entities relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, including without limitation restrictive sanctions, regulations and embargoes administered by the Office of Foreign Assets Control of the United States Treasury Department, the European Union and its member states or Her Majesty’s Treasury, all as amended, supplemented or replaced from time to time.
“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean (a) an amount equal to one and three-quarters percent (1.75%) for (i) Revolving Advances consisting of Domestic Rate Loans, and (ii) Swing Loans, and (b) an amount equal to two and three-quarters percent (2.75%) for Revolving Advances consisting of LIBOR Rate Loans.
“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.
“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other informational material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form a reasonable time before the deadline for such delivery.
“Bakersville Quarry Surplus Parcel” shall mean the irregular parcel of the Bakersville Quarry comprising 11.6 acres of surplus land and located in Jefferson Township, Somerset County, Pennsylvania, to be subdivided from the Bakersville Quarry in accordance with the Land Management Agreement.
“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.
“Blocked Account Bank” shall have the meaning set forth in Section 4.8(c) hereof.
“Blocked Accounts” shall have the meaning set forth in Section 4.8(c) hereof.
“Bonding Arrangements” shall mean indemnity agreements and other contracts, agreements and instruments entered into with any bonding company with respect to securing the performance of tenders, bids, surety or performance bonds (other than in connection with litigation or judgments), purchase, construction, sales or servicing contracts and similar obligations incurred in the Ordinary Course of Business consistent with industry practice.
“Bonding Intercreditor Agreement” shall mean (i) that certain Intercreditor Agreement, dated as of February 12, 2014, entered into by Liberty Mutual Insurance Company, on behalf of itself and any other company that is part of or added to the Liberty Mutual Group, severally and not jointly, and their respective successors and assigns in favor of the Collateral Agent, (ii) that certain Intercreditor Agreement, dated as of February 12, 2014, entered into by Zurich American Insurance and its subsidiaries, affiliates and associated companies in any jurisdiction, including, but not limited to, Fidelity and Deposit Company of Maryland, Colonial American Casualty and Surety Company, American Guaranty and Liability Insurance Company, Zurich Insurance Group Ltd. and their respective successors and assigns in favor of the Collateral Agent and (iii) such other intercreditor agreements in the form of the existing bonding intercreditor agreements described in clauses (i) and (ii) above with such other changes as may be agreed by the Collateral Agent.
“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.
“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.
“Borrowing Agent” shall mean NESL.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to Administrative Agent and Syndication Agent, appropriately completed, by which such officer shall certify to Administrative Agent and Syndication Agent the Formula Amount and calculation thereof as of the month end prior to the date of such certificate.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures for any period shall include (without duplication) the total principal portion of Capitalized Lease Obligations incurred in such period.
“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the Closing Date.
“Cash Management Products and Services” shall mean agreements or other arrangements under which Administrative Agent or any Lender or any Affiliate of Administrative Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts and interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under the Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“CFTC” shall mean the Commodity Futures Trading Commission or any successor thereto.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in the Detwiler Family failing to own, directly or indirectly, more than fifty percent (50%) of the voting Equity Interests (on a fully diluted basis) of NESL, (b) the occurrence of any event (whether in one or more transactions) which results in NESL failing to own, directly or indirectly, one hundred percent (100%) of the Equity Interests (on a fully diluted basis) of any Borrower other than NESL, other than pursuant to a sale or other disposition permitted pursuant to Section 7.1 hereof, (c) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than the Detwiler Family, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than thirty-three and one-third percent (33 1/3%) of the voting Equity Interests of NESL; and (d) the occurrence of a “change of control” under any of the Term Loan Documents or the Unsecured Notes Documents.
“Charges” shall mean all Taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property Taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.
“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.
“Closing Date” shall mean February 12, 2014.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean and include any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended or purported to be, subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations.
“Collateral Agency Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of February 12, 2014 (as amended by that certain First Amendment to Intercreditor and Collateral Agency Agreement dated as of the Restatement Effective Date and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrowers, the Administrative Agent and the Collateral Agent.
“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement, and shall include its successors and assigns.
“Collateral Documents” shall mean the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and each of the other agreements, documents and instruments that creates or purports to create or perfect a Lien in favor of Collateral Agent for the benefit of the Secured Parties.
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
“Company Competitor” shall mean any direct business competitor of a Borrower or its Subsidiaries that is in the same line of business as any Loan Party that is identified in writing to the Administrative Agent as a “Company Competitor” prior to the Restatement Effective Date or which is subsequently reasonably identified in writing as same by a Borrower to Administrative Agent and consented to by Administrative Agent (which consent is not to be unreasonably withheld or delayed), which designation shall continue to be effective until the date on which a Borrower delivers written notice to the Administrative Agent designating such Person as no longer being a “Company Competitor”, but shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Advance.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.
“Copyright Agreement” shall mean any copyright security agreement executed subsequent to the Closing Date in favor of Collateral Agent by any other Person to secure the Obligations.
“Covered Entity” shall mean (a) each Borrower, each Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“Customs” shall have the meaning set forth in Section 2.13(b) hereof.
“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Administrative Agent by dividing (x) the Published Rate by (y) a number equal to one (1.00) minus the Reserve Percentage.
“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower during such period to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) regularly scheduled payments on Capitalized Lease Obligations, plus (d) interest payments and regularly scheduled payments of principal with respect to any other Indebtedness for borrowed money; provided, for the avoidance of doubt, that it is understood and agreed that the end of, or conversion or continuation of, any “interest period” with respect to any Indebtedness in itself does not constitute a scheduled principal payment thereof.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean, subject to Section 2.22(e), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuer, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, Administrative Agent or any Issuer or Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Borrowers, to confirm in writing to Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(e)) upon delivery of written notice of such determination to the Borrowers, each Issuer, each Swing Loan Lender and each Lender.
“Depository Accounts” shall have the meaning set forth in Section 4.8(c) hereof.
“Designated Assets” shall mean the divisions and/or assets of the Loan Parties specifically identified in Schedule 7.1(b) hereto.
“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.
“Detwiler Family” shall mean each of (a) Paul I. Detwiler, Jr. and Donald L. Detwiler, (b) any spouse of any of the foregoing, (c) descendants, and spouses of descendants, of any of the foregoing, (d) any trust established for the benefit of one (1) or more of the foregoing individuals (so long as the trustee of such trust is either a financial institution or similar fiduciary (or a trust officer at a financial institution or similar fiduciary) or one (1) or more of the foregoing individuals), (e) any corporation, partnership, limited liability company or other entity that is one hundred percent (100%) owned and controlled by one (1) or more of the foregoing individuals and/or trusts, and (f) upon the death of any of the foregoing individuals, the personal representative, executor or administrator of such deceased individual’s estate.
“Disqualified Person” means (a) (i) the Persons on the list of institutions delivered to the Administrative Agent in writing on or prior to the Restatement Effective Date and (ii) any reasonably identifiable Affiliate of any such Person and (b) (i) any Person that is a Company Competitor and (ii) any reasonably identifiable Affiliate of any such Company Competitor; provided, that (A) any Person that becomes an Affiliate of a Company Competitor shall not retroactively disqualify a Person that has previously acquired an assignment or participation interest in a Loan and (B) effective as of the date of the Administrative Agent’s receipt of a written notice from a Borrower designating a Person as no longer being a “Disqualified Person”, references herein and in the Other Documents to a “Disqualified Person” shall no longer include such Person and/or such Person’s Affiliates.
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
“Domestic Receivable” shall mean a Receivable which arises out of a transaction between a Borrower or any of its Subsidiaries and a Customer who is located in the United States of America or in any state of the United States of America and such Customer maintains an office in the United States of America to which such Receivable is invoiced.
“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period consolidated net income of Borrowers and their Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax and franchise tax expense, (b) interest expense of Borrowers and their Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of and non-cash impairment charges with respect to intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, (i) the costs and expenses of consultants and financial advisors to Borrowers, subject to a $2,500,000 cap provided such expenses are not already included in projections, (ii) losses on sales of assets outside of the Ordinary Course of Business and (iii) severance costs, subject to a $1,000,000 cap provided such expenses are not already included in projections), (f) all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests (including any repricing, amendment, modification, substitution or change of any stock, stock option, stock appreciation rights or similar arrangements), (g) non-cash charges, (h) purchase accounting adjustments including in connection with any permitted acquisition, and (i) any costs, fees and expenses incurred in connection with (i) the Transactions and (ii) any acquisition, any issuance, refinancing or amendment of Indebtedness, any issuance of Equity Interests or any disposition or investment permitted herein (in each case including payments in connection with such permitted transactions, payment of agency fees, payment of success/transition bonuses to employees and directors of any Borrower or Subsidiary in connection therewith), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (A) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the Ordinary Course of Business), and (B) non-cash income, all as determined on a consolidated basis.
“Effective Date” means (i) with respect to this Agreement, the Restatement Effective Date, and (ii) with respect to any Other Document, the date indicated in such Other Document to be the date on which such Other Document becomes effective, or, if there is no such indication, the date of execution of such Other Document.
“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the opinion of Administrative Agent and Syndication Agent, obsolete, slow moving or unmerchantable and which Administrative Agent and Syndication Agent, in their Permitted Discretion, shall not deem ineligible Inventory. In addition, Inventory shall not be Eligible Inventory if it:
(a)is not subject to a perfected, first priority security interest in favor of Collateral Agent and no other Lien (other than a Permitted Encumbrance);
(b)does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, which are applicable to the purpose for which Borrower intends to sell such Inventory;
(c)is in-transit, except Inventory (i) to which title has passed to a Borrower, (ii) that is fully insured in accordance with this Agreement and (iii) is in transit to or from a location within the continental United States owned or leased by one of the Loan Parties;
(d)is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement;
(e)constitutes Consigned Inventory;
(f)is the subject of an Intellectual Property Claim (unless Administrative Agent and Syndication Agent shall agree otherwise in their Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Administrative Agent and Syndication Agent shall deem appropriate in their Permitted Discretion);
(g)is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Collateral Agent’s right to sell or otherwise dispose of such Inventory, unless Collateral Agent is a party to a Licensor/Collateral Agent Agreement with the Licensor under such License Agreement (or Administrative Agent and Syndication Agent shall agree otherwise in their Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Administrative Agent and Syndication Agent shall deem appropriate in their Permitted Discretion); or
(h)is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Collateral Agent (on behalf of the Agents and Lenders) a Lien Waiver Agreement (or Administrative Agent and Syndication Agent shall agree otherwise in their Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Administrative Agent and Syndication Agent shall deem appropriate in their Permitted Discretion); provided, however, that Eligible Inventory may include Inventory in an amount (based on lower of cost or market in accordance with GAAP) not to exceed at any time (i) $200,000 at any one location not subject to a Lien Waiver Agreement and (ii) $2,000,000 in the aggregate for all locations not subject to a Lien Waiver Agreement.

“Eligible Non-Bonded Accounts Receivable” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Administrative Agent and Syndication Agent, in their Permitted Discretion, shall deem to be an Eligible Non-Bonded Account Receivable. A Receivable shall not be deemed eligible unless such Receivable is subject to Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Administrative Agent and Syndication Agent. In addition, no Receivable shall be an Eligible Non-Bonded Account Receivable if:
(a)it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(b)it is due or unpaid more than one hundred twenty (120) days after the original invoice date or ninety (90) days after the original due date;
(c)fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Non-Bonded Accounts Receivable hereunder pursuant to clause (b) of this definition;
(d)any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;
(e)an Insolvency Event shall have occurred with respect to such Customer;
(f)the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent and Syndication Agent in their Permitted Discretion;
(g)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(h)Administrative Agent and Syndication Agent believe, in their Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(i)the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, except for (i) an amount of such Receivables not to exceed $750,000 or (ii) as otherwise permitted in writing by Administrative Agent and Syndication Agent in their sole and absolute discretion;
(j)the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(k)with respect to any Customer with respect to which the aggregate amount of Receivables owing by such Customer constitute more than five percent (5%) of the aggregate amount of all otherwise Eligible Non-Bonded Accounts Receivables, the Receivables of the Customer exceed a credit limit determined by Administrative Agent and Syndication Agent, in their Permitted Discretion, to the extent such Receivable exceeds such limit;
(l)the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but in each case only to the extent of such offset, deduction, defense, dispute, credit or counterclaim), the Customer is also a creditor or supplier of a Borrower (but only to the extent of such Loan Party’s obligations then due to such creditor or supplier) or the Receivable is contingent in any respect or for any reason;
(m)the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business, all of which discounts or allowances are reflected in the calculation of the amount of such Receivable;
(n)any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(o)such Receivable is not payable to a Borrower;
(p)such Receivable has not been billed to the Customer in accordance with the provisions of the contract between the Customer and the applicable Borrower or is billed in excess of costs; provided, that Eligible Non-Bonded Account Receivables shall include billings based on completed building material units, milestones and completion of specified parts of a project;
(q)such Receivable includes any amount which the applicable Borrower is not contractually entitled to invoice and collect pursuant to its agreements with its Customers; or
(r)such Receivable is not otherwise satisfactory to Administrative Agent and Syndication Agent as determined in good faith by Administrative Agent and Syndication Agent in the exercise of their Permitted Discretion.
“Environmental Complaint” shall have the meaning set forth in Section 9.3(a) hereof.
“Environmental Laws” shall mean all federal, state and local Laws, including environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to pollution or protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, legally-binding policies, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.
“Event of Default” shall have the meaning set forth in Article X hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Bank Account” shall mean (a) any payroll accounts, withholding and trust accounts, tax accounts and escrow or other fiduciary accounts, (b) any “zero-balance” accounts or accounts with an average monthly balance of less than $100, and (c) any deposit account maintained at a bank that is not the Revolving Credit Collateral Agent in which the average monthly account balance does not exceed $50,000; provided, that the aggregate average monthly balance of all accounts set forth in clause (b) and (c) above shall at no time exceed $100,000.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to any Loan Party, any Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one (1) Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one (1) or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to any Agent, Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to Applicable Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.11(a) (provided that such Foreign Lender has complied with Sections 3.11(e)-(g)), (d) Taxes attributable to such Recipient’s failure or inability to comply with Sections 3.11(e)-(g), or (e) any Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Existing Letters of Credit” shall mean the letters of credit issued by Manufacturers and Traders Trust Company on behalf of NESL listed on Schedule 1.8 hereto.
“Existing Surety L/Cs” shall have the meaning set forth in Section 2.11 hereof.
“Existing Term Loan Agreement” shall mean that certain Term Loan Credit and Guaranty Agreement, dated as of February 12, 2014, by and among NESL, the guarantors party thereto, the lenders party thereto, and Term Loan Agent.
“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.
“Fair Market Value” shall mean, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the board of directors of the relevant Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.
“FCPA” shall have the meaning set forth in Section 5.28 hereof.
“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding anything to the contrary contained herein, the Federal Funds Effective Rate shall not at any time equal less than zero percent (0.00%) per annum.
“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change. Notwithstanding anything to the contrary contained herein, the Federal Funds Open Rate shall not at any time equal less than zero percent (0.00%) per annum.
“Fee Letter” shall mean the fee letter dated the Restatement Effective Date among Borrowers and PNC.
“First Amendment Effective Date” shall mean August 31, 2015.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Non-Financed Capital Expenditures made during such period, minus distributions and dividends made during such period, minus cash Taxes paid during such period, minus voluntary prepayments of principal of Material Indebtedness (other than (w) refinancings, replacements or exchanges of Material Indebtedness to the extent funded with Permitted Refinancing Indebtedness or other Permitted Indebtedness, (x) Permitted Unsecured Notes Prepayments, (y) voluntary prepayments of principal of Material Indebtedness funded (directly or indirectly) with the proceeds of, or conversions to (and solely to the extent of such proceeds or conversions), Equity Interests of NESL, and (z) voluntary prepayments of principal of Material Indebtedness funded (directly or indirectly) with the proceeds of (and solely to the extent of such proceeds) asset sales or other dispositions to the extent permitted under Section 7.1(b) of this Agreement (excluding any proceeds of the sale of ABL First Lien Collateral other than the proceeds of sale of ABL First Lien Collateral as part of the sale or other disposition of the Designated Assets) or as consented to from time to time by Administrative Agent and Required Lenders) to (b) all Debt Payments made during such period.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.
“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US Law and is maintained or contributed to by any Loan Party or any member of the Controlled Group.
“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.
“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuer, such Defaulting Lender’s Participation Commitment in the outstanding Maximum Undrawn Amount of Letters of Credit issued by such Issuer (other than Letters of Credit as to which such Defaulting Lender’s Participation Commitment has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof), and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Participation Commitment in outstanding Swing Loans made by such Swing Loan Lender (other than Swing Loans as to which such Defaulting Lender’s Participation Commitment has been reallocated to other Lenders ).
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“General Letters of Credit” shall have the meaning set forth in Section 2.11(a) hereof.
“General Letter of Credit Sublimit” shall mean $15,000,000.
“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.
“Governmental Body” shall mean any nation or government, any federal, state, local or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean each hereafter acquired or created direct and indirect domestic Subsidiaries of the Borrowers, other than the Borrowers, the Unrestricted Subsidiaries and Rock Solid Insurance, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Administrative Agent.
“Hazardous Materials” shall mean any substance, material or waste which is subject to regulation because of its effect or potential effect on human health or the environment, including any substance, material or waste which is defined, or subject to regulation, as a “hazardous waste,” “hazardous material,” “hazardous substance,” “solid waste,” “pollutant or contaminant,” “toxic waste” or words of similar meaning under Environmental Laws, including, without limitation, any flammable materials, explosives, radon, radioactive materials, asbestos and asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, Hazardous Wastes and Toxic Substances.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Headquarters Lease” shall mean, collectively, (a) the Amended and Restated Lease Agreement made and executed on February 28, 2003, but effective as of February 15, 2001 (as it may be amended, restated, supplemented or otherwise modified from time to time) between South Woodbury and NESL, with respect to the real property commonly known as 3912 Brumbaugh Road, New Enterprise, Pennsylvania 16664, and (b) the Lease Agreement made and executed on February 28, 2003, but effective as of February 15, 2001 (as it may be amended, restated, supplemented or otherwise modified from time to time) between South Woodbury and NESL, with respect to the real property commonly known as 127 NESL Drive, Roaring Spring, Pennsylvania 16673.
“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities or liabilities in respect of any other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case not entered into for speculative purposes.
“Indebtedness” shall mean, as to any Person at any time without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) all Hedge Liabilities; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) all liabilities of such Person in respect of any Plan; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, the Borrowers under this Agreement or any of the Other Documents and (b) to the extent not otherwise described in (a), Other Taxes.
“Indenture Trustee” shall mean Wells Fargo Bank, National Association, as the trustee under the Unsecured Notes Indenture, and any successors or assigns in such capacity.
“Indenture” shall mean the Unsecured Notes Indenture, together with all amendments, supplements and modifications thereto and thereof.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.
“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intellectual Property Security Agreements” shall mean, collectively, any Copyright Agreement, Patent Agreement and Trademark Agreement.

“Intercreditor Agreement” shall mean, collectively, (i) the ABL Intercreditor Agreement and (ii) any Permitted Refinancing Intercreditor Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code).
“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Issuer” shall mean (a) Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Administrative Agent as issuer.
“Land Management Agreement” shall mean that certain land management agreement, dated as of June 16, 2014, by and between NESL and the Commonwealth of Pennsylvania, acting through the Department of Conservation and Natural Resources, Bureau of Forestry (the “Department”), pursuant to which NESL has agreed to donate the Bakersville Quarry Surplus Parcel to the Department in exchange for the right to use three fill sites totaling 8.16 acres of land located in Forbes State Forest, Pennsylvania for the purpose of placing excess dirt fill material resulting from NESL’s construction activities on a Pennsylvania Turnpike project in Cook Township, Westmoreland County, and Jefferson Township, Somerset County, Pennsylvania.
“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Lead Arrangers” has the meaning specified therefor in the preamble hereto.
“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to, and as lessee of, the premises identified on Schedule 1A-2 hereto.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of each provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Collateral Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.
“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into by Borrowers for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, any Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under the Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into by Borrowers for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, any Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under the Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.
“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.
“Letters of Credit” shall mean General Letters of Credit and Surety Letters of Credit.
“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.
“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1%) per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent which has been approved by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making London Interbank Offered Rate available) as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to one (1.00) minus the Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on
LIBOR Rate =	Bloomberg Page BBAM1 1.00 - Reserve Percentage
The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Administrative Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained herein, the LIBOR Rate shall not at any time equal less than zero percent (0.00%) per annum.
“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.
“License Agreement” shall mean any agreement entered into from time to time between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.
“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.
“Licensor/Collateral Agent Agreement” shall mean an agreement entered into from time to time between Collateral Agent and a Licensor, in form and substance reasonably satisfactory to Collateral Agent, by which Collateral Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Collateral Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset as security for the payment of Indebtedness or Taxes, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Collateral Agent.
“Loan Parties” shall mean, collectively, Borrowers and Guarantors.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of the Loan Parties, taken as a whole, (b) the binding nature, validity or enforceability of this Agreement or any of the Other Documents, (c) the Loan Parties’ ability (taken as a whole) to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (d) the value of the Collateral (taken as a whole), (e) the validity, perfection or priority of Collateral Agent’s Liens on the Collateral or (f) the practical realization of the benefits of Agents’ and Lenders’ rights and remedies under this Agreement and the Other Documents (taken as a whole).
“Material Contract” shall mean (a) any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, involving monetary liability (contingent or otherwise) of or to any such person in an amount in excess of (i) $7,000,000 per annum for any contract other than a road building or other materials supply contract or (ii) $15,000,000 per annum for any road building or other materials supply contract, (b) indemnity agreements with any bonding companies, or (c) any other contract or agreement, written or oral, of any Borrower, the failure by any party thereto to comply with which could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall have the meaning ascribed thereto in Section 10.11.
“Material Real Property” shall mean the parcels of real property owned or leased by a Loan Party and subject to a Mortgage for the benefit of the Collateral Agent to secure the Obligations under this Agreement as of the Restatement Effective Date as listed on Schedule 1A-1 or Schedule 1A-2 hereto (but excluding any such property as to which the Mortgage for the benefit of the Collateral Agent has been released in accordance with the terms hereof).
“Maximum Borrowing and L/C Amount” shall mean the sum of the Maximum Revolving Advance Amount and the Maximum Surety L/C Amount.
“Maximum Revolving Advance Amount” shall mean $85,000,000.
“Maximum Surety L/C Amount” shall mean $20,000,000.
“Maximum Swing Loan Advance Amount” shall mean $10,500,000.
“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Mining Lease” shall mean any lease, license or similar arrangement for the blasting, mining, quarrying, excavating, stockpiling, transporting, conveying, crushing, washing, screening, processing, manufacturing, testing, grading, storing, loading, weighing or sale of any Mining Material, or any activity related, associated or ancillary to any of the foregoing.
“Mining Material” shall mean any rock, stone, mineral, soil, coal, shale, sand, overburden, spoil, fill or borrow material and any product containing any of the foregoing.
“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.
“Mortgage” shall mean any mortgage or deed of trust on the Real Property securing or intending to secure the Obligations and/or the Term Loan Obligations.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NESL” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“NOLV” shall mean, with respect to Eligible Inventory, an amount equal to (a) the book value of such Eligible Inventory multiplied by (b) the “High Selling Period” recovery rate as set forth in the Inventory appraisal performed by Great American Group, dated November 2015, or in any Inventory appraisal thereafter performed by Great American Group or another appraiser satisfactory to Administrative Agent in its sole discretion, the scope, methodology and results of which shall be satisfactory to Administrative Agent in its sole discretion.
“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
“Non-Financed Capital Expenditures” shall mean, as to any Borrower, without duplication, the sum of all Capital Expenditures of such Borrower, less (a) Capital Expenditures financed with Purchase Money Indebtedness to the extent permitted hereunder, (b) Capital Expenditures financed with permitted equity proceeds, and (c) Capital Expenditures funded with any casualty insurance proceeds or asset sale proceeds.
“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Note” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, premiums, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or Administrative Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Administrative Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit accounts or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, (a) arising under, out of, or in connection with, this Agreement (including the Existing Credit Agreement), the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses for which Borrower is liable under Section 16.9 hereof, (b) constituting Hedge Liabilities in respect of any Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Exchange Hedge or (c) constituting Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in any Advance, this Agreement or any Other Document).
“Other Documents” shall mean the Security Agreement, the Mortgages, the Note, the Perfection Certificates, the Fee Letter, any Guaranty, the Collateral Agency Agreement, the Intercreditor Agreements, any Bonding Intercreditor Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement (including the Existing Credit Agreement), in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof. For purposes of the Collateral Documents and the Guaranties, “Other Documents” also includes any Lender-Provided Interest Rate Hedge and any Lender-Provided Foreign Currency Hedge.
“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12 hereof).
“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.
“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.
“Patent Agreement” shall mean that certain Patent Security Agreement executed by certain Borrowers in favor of Collateral Agent dated as of the Closing Date and any other patent security agreement executed subsequent to the Closing Date by any other Person to secure the Obligations.
“Payment in Full” shall have the meaning set forth in Section 13.2 hereof.
“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Borrower or any member of the Controlled Group or (b) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.
“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Borrower and delivered to Administrative Agent on the Restatement Effective Date.
“Permitted Bonding Company” shall mean any surety recognized in the industry as providing bonding services; provided, however, that, except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, no such surety shall be deemed a “Permitted Bonding Company” unless the Loan Parties deliver a Bonding Intercreditor Agreement between the applicable Loan Party, on one hand, and such surety on the other hand, (a) with respect to any surety to be designated a Permitted Bonding Company on the Closing Date, on the Closing Date and (b) with respect to any surety to be designated a Permitted Bonding Company after the Closing Date, on the date or within thirty (30) days of such designation.
“Permitted Businesses” shall mean the businesses conducted by the Borrowers and their Subsidiaries as of the Closing Date and other businesses reasonably related to the foregoing.
“Permitted Discretion” shall mean, as to any Agent, a determination made by such Agent in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing secured credit facilities of the type set forth herein would act, in the circumstances then applicable to the Loan Parties at the time with the information then available to it.
“Permitted Encumbrances” shall mean:
(a)Liens in favor of Collateral Agent for the benefit of the applicable Secured Parties;
(b)Liens securing Indebtedness due under the Term Loan Documents, which Liens are subject to the applicable Intercreditor Agreement;
(c)Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(d)(i) pledges and deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation (including obligations in respect of letters of credit or bank guarantees in respect thereof), (ii) pledges and deposits in the Ordinary Course of Business securing (A) liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary or (B) leases or licenses of property otherwise permitted by this Agreement (and, in each case, obligations in respect of letters of credit or bank guarantees in respect thereof), (iii) pledges and deposits securing any settlement of litigation, and (iv) Liens securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; provided, that any contractual Liens on Collateral securing performance bonds shall be Surety Liens in favor of Permitted Bonding Companies;
(e)Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary thereof, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;
(f)carriers’, repairmen’s, mechanics’, workers’, materialmen’s, landlord’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not more than thirty (30) days overdue or which are being Properly Contested;
(g)[Reserved];
(h)Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;
(i)Liens securing Hedge Liabilities and the costs thereof so long as the related Indebtedness (if any) is permitted to be incurred hereunder;

(j)Liens in respect of Purchase Money Indebtedness or Capitalized Lease Obligations; provided, that (i) any such lien shall not encumber any other property of any Loan Party (other than assets and property affixed or appurtenant thereto) and (ii) such Indebtedness is permitted under clause (b) of the definition of Permitted Indebtedness;
(k)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of any of the Loan Parties or their Subsidiaries;
(l)any exceptions listed on Schedule B of the title insurance policies delivered to and accepted by Administrative Agent and Lenders;
(m)[Reserved];
(n)security deposits and similar deposits in connection with leases or similar obligations made in the Ordinary Course of Business;
(o)leases and subleases granted to others with respect to real property of the Loan Parties that do not materially interfere with the Ordinary Course of Business of the Loan Parties;
(p)non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; provided, that such licenses do not materially affect the value of, or the ability of Collateral Agent to dispose of, any ABL First Lien Collateral;
(q)Liens to secure any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) incurred as a whole, or in part, in respect of any Indebtedness secured by any Lien or in respect of the Unsecured Notes; provided, however, that:
(i)such new Lien shall have the same Lien priority relative to the Liens securing the Obligations as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); provided, however, that (x) Liens on Collateral created to secure Permitted Refinancing Indebtedness incurred in respect of Unsecured Notes shall be subordinated to the Liens in favor of the Collateral Agent pursuant to a customary junior lien intercreditor agreement and (y) property and assets (including real property) which is not subject to (nor required to be subject to) a Lien in favor of the Collateral Agent may become subject to a Lien to secure Permitted Refinancing Indebtedness without any requirement to provide a Lien to the Collateral Agent in respect of such property or assets; and
(ii)the Indebtedness secured by such Lien at such time is not increased to any amount greater than (x) the sum of (A) the outstanding principal amount (including any capitalized interest) of the Indebtedness being refunded, refinanced, renewed, replaced or extended (or, if greater, the committed amount of the Indebtedness at the time the original Lien became a Permitted Encumbrance), (B) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended and (C) the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to the incurrence of such Indebtedness or (y) such greater amount as may be permitted from time to time pursuant to the terms of the applicable Intercreditor Agreement;
(r)Liens existing on the Restatement Effective Date (other than those described in the other clauses of this definition) and disclosed on Schedule 1.2;
(s)other Liens incidental to the conduct of the business of the Loan Parties, or the ownership of their assets, so long as (i) the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $10,000,000 at any time outstanding, (ii) such Liens do not attach to ABL First Lien Collateral, (iii) such Liens do not materially impair the use or value of the property subject thereto in its use in the business of the Loan Parties and (iv) if such Liens attach to Real Property that is Collateral but does not constitute ABL First Lien Collateral, then such Liens shall be junior and subordinate to the Collateral Agent’s Lien on such Real Property pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;
(t)the filing of financing statements under the Uniform Commercial Code or comparable Law of any jurisdiction solely as a precautionary measure in connection with operating leases; and
(u)Liens solely on any cash earnest money deposits made by any Loan Party and/or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any Permitted Investment.
“Permitted Indebtedness” shall mean:
(a)the Obligations;
(b)Capitalized Lease Obligations and Purchase Money Indebtedness; provided that (i) the Capital Expenditures financed thereby are permitted under Section 7.6 hereof and (ii) the aggregate amount of Capitalized Lease Obligations and Purchase Money Indebtedness shall not exceed $75,000,000 at any one time outstanding;
(c)any guarantees of Indebtedness permitted under Section 7.3 hereof;
(d)any Indebtedness (other than Capitalized Lease Obligations and Purchase Money Indebtedness) existing on the Restatement Effective Date and listed on Schedule 5.8(b)(ii) hereof;

(e)Indebtedness due under (i) the Unsecured Notes in an aggregate principal amount not to exceed $250,000,000 less the principal amount of Unsecured Notes refinanced, refunded, extended, renewed, exchanged or replaced and (ii) aggregate indebtedness under the Term Loan Documents not to exceed $450,000,000 (or in such greater amount as may be expressly permitted from time to time pursuant to the terms of the Intercreditor Agreement);
(f)Indebtedness consisting of Permitted Loans made by a Loan Party to any other Loan Party;
(g)Hedge Liabilities that are entered into by the Loan Parties to hedge their risks with respect to interest rate risk, exchange rate risk with respect to any currency exchange, commodity risk or any combination of the foregoing and not for speculative purposes;
(h)obligations in respect of surety bonds of Permitted Bonding Companies in the Ordinary Course of Business;
(i)obligations in respect of letters of credit that are unsecured (including the Existing Letters of Credit), in an aggregate outstanding amount not to exceed $3,000,000;
(j)obligations in respect of appeal bonds or similar obligations in respect of judgments, which judgments do not constitute an Event of Default, and letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments issued to support such liabilities;
(k)Indebtedness of Rock Solid Insurance to any Loan Party or any Restricted Subsidiary, or consisting of any Loan Party’s guarantee of Indebtedness of Rock Solid Insurance to the extent such guaranteed Indebtedness is permitted under this Agreement; provided, that such loan to Rock Solid Insurance is a Permitted Investment;
(l)intercompany Indebtedness owing from a Loan Party to any other Loan Party in accordance with clause (c) of the definition of Permitted Loans;
(m)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence and does not exceed $100,000 at any one time outstanding;
(n)liabilities in respect of any Plan;
(o)obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements constituting Indebtedness;
(p)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any other Loan Party otherwise permitted hereunder;
(q)Indebtedness of any Loan Party consisting of take-or-pay obligations contained in supply arrangements in the Ordinary Course of Business;
(r)Indebtedness not otherwise permitted pursuant to the other clauses of this definition of “Permitted Indebtedness” in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and
(s)in the case of clauses (b) through (p) above, Permitted Refinancing Indebtedness.
“Permitted Investments” shall mean investments in:
(a)obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof and unconditionally guaranteed by the full faith and credit of the Government of the United States;
(b)securities with maturities of three hundred sixty-five (365) days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) have a published rating of at least A-1 or P-1 (or the equivalent rating);
(c)commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating);
(d)certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(e)U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;
(f)Permitted Loans;
(g)investments by any Loan Party in any other Loan Party;
(h)any investment in or loan to Rock Solid Insurance for the purpose of, and to the extent necessary or, in the good faith determination of the board of directors of NESL, desirable to (x) pay franchise taxes and other fees, taxes and expenses to the extent required to maintain Rock Solid Insurance’s corporate existence and (y) fund self-insurance obligations in the Ordinary Course of Business and consistent with NESL’s past practice; provided, however, the Loan Parties shall make no investment in Rock Solid Insurance in excess of the amount that is required by Applicable Law to fund such self-insurance obligations if there is a Default or Event of Default then in existence or caused thereby;

(i)investments received in settlement of obligations owed to a Loan Party by an unrelated Person and as a result of bankruptcy or insolvency proceedings of such Person or a foreclosure or enforcement of a Lien in favor of such Loan Party;
(j)promissory notes and other non-cash consideration received in connection with sales, dispositions or transfers of assets permitted by Section 7.1;
(k)extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business;
(l)any investments existing on the Restatement Effective Date and listed on Schedule 7.4 hereof;
(m)investments (i) received (A) in satisfaction or partial satisfaction thereof from financially troubled suppliers and/or account debtors to the extent reasonably necessary in order to prevent or limit loss, (B) in connection with the bankruptcy or reorganization of any Person, (C) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (D) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes, (ii) in the form of advances made to distributors, suppliers, licensors and licensees in the Ordinary Course of Business or to the extent necessary to maintain the ordinary course of supplies to the Borrowers and/or any Loan Party, (iii) made in the Ordinary Course of Business consisting of endorsements for collection or deposit and (iv) consisting of customary trade arrangements with customers;
(n)investments under rate protection agreements that are entered into with respect to interest rate risk, exchange risk with respect to any currency exchange or commodity risk, but in each case solely to the extent permitted by clause (g) of the definition of Permitted Indebtedness; and
(o)the repurchase, redemption, repayment, prepayment, discharge, acquisition, extinguishment or satisfaction of Indebtedness to the extent otherwise permitted pursuant to Section 7.17 and Section 7.18 hereof.
“Permitted Loans” shall mean: (a) the extension of trade credit (not to exceed sixty (60) days beyond customary terms) by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business for travel, entertainment and relocation expenses, not to exceed as to all such loans the aggregate amount of $250,000 at any time outstanding; and (c) intercompany loans between and among any of the Loan Parties, so long as, at the request of Administrative Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the Loan Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Administrative Agent in its reasonable discretion that has been delivered to Administrative Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note.
“Permitted Non-Job Surety Bonding Arrangements” shall mean surety bonds that are: (a) to secure either a Loan Party’s statutory obligations in respect of workers compensation or a Loan Party’s mining reclamation obligations to the applicable State or Commonwealth in which a mine is located or for other purposes approved in advance in writing by Administrative Agent but not including performance under contracts for the provision of goods or services; (b) issued by sureties recognized in the industry as providing bonding services; (c) if secured, either (i) not secured by any assets used in the calculation of the Formula Amount or (ii) are pursuant to agreements that are disclosed to Administrative Agent and Syndication Agent prior to the date hereof and disclosed on Schedule 1.1 or prior to the execution thereof and, in either case are subject to such reserves in the Formula Amount as Administrative Agent and Syndication Agent may determine in their Permitted Discretion; (d) entered into in the Ordinary Course of Business; and (e) if there is an intercreditor agreement in favor of the holders of any other Material Indebtedness (or agent on their behalf) with respect to such bonding arrangements, there is also a similar intercreditor agreement in favor of the Collateral Agent.
“Permitted Refinancing Indebtedness” shall mean in respect of any Indebtedness, any refinancing, refunding, extension, renewal, exchange or replacement thereof; provided that:
(a)(i) the Permitted Refinancing Indebtedness is subordinated to the Obligations to at least the same extent as the Indebtedness being refunded, refinanced, extended, renewed, exchanged or replaced, if such Indebtedness was subordinated to the Obligations and (ii) except as expressly permitted in clause (q) of the definition of Permitted Encumbrances, the Permitted Refinancing Indebtedness is unsecured if the Indebtedness being refunded, refinanced, extended, renewed, exchanged or replaced was unsecured;
(b)the Permitted Refinancing Indebtedness has a final maturity either (i) no earlier than the Indebtedness being refunded, refinanced, extended, renewed, exchanged or replaced or (ii) at least ninety-one (91) days after the end of the Term;
(c)the Permitted Refinancing Indebtedness has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the Indebtedness being refunded, refinanced, renewed, replaced, exchanged or extended;

(d)such Permitted Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal amount then outstanding (including any capitalized interest) (or, if greater, the committed amount at the time the original Lien became a Permitted Encumbrance) under the Indebtedness being refunded, refinanced, renewed, replaced, exchanged or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced, exchanged or extended and (iii) the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to the incurrence of such Permitted Refinancing Indebtedness; and
(e)such Permitted Refinancing Indebtedness has the same obligors (or their successors) as the Indebtedness being refunded, refinanced, renewed, replaced or extended.
“Permitted Refinancing Intercreditor Agreement” shall mean any intercreditor agreement entered into from time to time by the Collateral Agent and any agent, trustee or lender in connection with the incurrence of any Permitted Refinancing Indebtedness.
“Permitted Unsecured Notes Prepayment” shall mean a voluntary prepayment, redemption or other retirement (including through open market purchases) of Unsecured Notes in the aggregate amount of up to $15,000,000 in one or more transactions (a “Prepayment”); provided that (i) such Prepayment is completed on or prior to September 15, 2016, (ii) at the time of such Prepayment and after giving effect thereto no default or Event of Default shall have occurred and be continuing, (iii) after giving effect to such Prepayment, the sum of Undrawn Availability plus up to $10,000,000 of unrestricted cash of the Borrower held at PNC, is equal to at least $20,000,000, (iv) the Fixed Charge Coverage Ratio determined on a pro forma basis excluding the amount of the Prepayment is not less than 1.10 to 1.00 for the trailing 12-month period ending with the month-end most recently reported, and (v) Borrower shall have provided 12-month pro forma Borrowing Base availability projections commencing with the month in which the initial Prepayment is made (and with respect to any subsequent Prepayment, if the most recent such 12-month pro forma Borrowing Base availability projections are more than three (3) months old, updated 12-month pro forma Borrowing Base availability projections commencing with the month such subsequent Prepayment is made) in each case reflecting at least $20,000,000 of Undrawn Availability plus unrestricted cash of the Borrower held at PNC (not to exceed $10,000,000 in such unrestricted cash) after giving effect to the Prepayment, as of the end of each month covered by such projections.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.
“Plant” shall mean a parcel or group of parcels of real property identified as a “Plant” on Schedule 1A-1 or Schedule 1A-2.
“Plant and Quarry Assets” shall mean any and all of the assets related to the plant and quarry operations of the Loan Parties, as more fully described on Schedule 1.3 hereto.
“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless enforcement of such Lien and the forfeiture of any assets of such Person are stayed or bonded during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review.
“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.
“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one (1) month period as published in another publication selected by Administrative Agent). Notwithstanding anything to the contrary contained herein, the Published Rate shall not at any time equal less than zero percent (0.00%) per annum.
“Purchase Money Indebtedness” shall mean Indebtedness:
(a)incurred to finance all or any part of the purchase price or cost of construction, purchase or repairs, improvements or additions to, real property, plant, equipment or other capital assets of such Person (including Indebtedness incurred to refinance any such purchase price or costs initially funded by a Borrower or a Restricted Subsidiary within one (1) year prior to such incurrence), and any renewal, refunding, replacement, refinancing or extension thereof;

(b)that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, constructed or improved and directly related assets such as property fixed or appurtenant thereto and proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; and
that does not exceed one hundred percent (100%) of such purchase price or costs (plus, in the case of any refinancing, the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing).
“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation, each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
“Real Property” shall mean all of the owned and leased real property now or hereafter owned or leased by any Borrower.
“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.
“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
“Recipient” shall mean (a) Administrative Agent, (b) any Lender and (c) any Issuer, as applicable.
“Register” shall have the meaning set forth in Section 16.3(e) hereof.
“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.
“Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than sixty-six and two-thirds percent (66 ⅔%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are three (3) Lenders, Required Lenders shall mean at least two (2) Lenders (excluding any Defaulting Lender) and if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).
“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Responsible Officer” of any Person shall mean the Chief Executive Officer or Chief Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restatement Effective Date” shall mean the date on which all of the conditions set forth in Section 8.1 of this Agreement have been satisfied.
“Restricted Subsidiary” shall mean any Subsidiary of a Borrower other than an Unrestricted Subsidiary.
“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.
“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or Section 16.3(d) hereof, the Revolving Commitment amount of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or Section 16.3(d) hereof, the Revolving Commitment Percentage of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.
“Rock Solid Insurance” shall mean Rock Solid Insurance Company, a South Carolina corporation.
“Rolling Stock” shall mean any mobile/portable piece of equipment that typically moves or is moved by its own wheels, tracks, or skids, including but not limited to automobiles, trucks (both on road and off road), trailers, tractors, bulldozers, scrapers, loaders, cranes, excavators, gradalls, drills, pavers, rollers, milling machines, material transfer vehicles, forklifts, travel lifts, portable crushers, portable screens, portable conveyors, light plants, arrow boards included in fixed assets on the Loan Parties’ consolidated balance sheet, portable and fixed crash attenuators included in fixed assets on the Loan Parties’ consolidated balance sheet, message boards included in fixed assets on the Loan Parties’ consolidated balance sheet and any other motor vehicles and mobile equipment; provided, however, that if any of the foregoing is included as Inventory, then it shall not be Rolling Stock.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
“Secured Parties” shall mean, collectively, Collateral Agent and the ABL Secured Parties.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean that certain Security Agreement executed by the Loan Parties in favor of Collateral Agent, for the benefit of the Secured Parties, dated as of the Closing Date, and any other agreement, document or instrument executed subsequent to the Closing Date by any other Person to secure the Obligations and the Term Loan Obligations.
“Senior Officer” shall mean the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, General Counsel and/or Controller of such Person, and any other Person acting in a similar capacity or performing similar duties.
“Senior Secured Notes” shall mean the 13% Senior Secured Notes due 2018 issued by NESL pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Indenture” shall mean the Indenture, dated as of March 15, 2012, among NESL, as issuer, the guarantors party thereto and Indenture Trustee, as trustee, as it may be amended, restated, amended and restated, supplemented, extended or otherwise modified, in each case to the extent not otherwise restricted by this Agreement or an applicable Intercreditor Agreement.
“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.
“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.
“South Woodbury” shall mean South Woodbury, L.P., a Pennsylvania limited partnership.
“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any other Person of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such Person, or other governing body performing similar functions for such Person, are owned, directly or indirectly, by the parent. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiaries contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Borrower or any of its Subsidiaries for purposes of this Agreement. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.2.
“Surety L/C Commitment” shall mean, as to any Lender, the Surety L/C Commitment amount set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Restatement Effective Date pursuant to Section 16.3(c) or (d) hereof, the Surety L/C Commitment amount of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Surety L/C Facility” shall have the meaning set forth in Section 2.11(b) hereof.
“Surety Letters of Credit” shall mean Letters of Credit issued to support surety bond or insurance requirements.

“Surety Liens” shall mean any and all Liens on Collateral granted by Borrowers and/or their Subsidiaries in favor of Permitted Bonding Companies that provide surety bonds for Borrowers and their Subsidiaries in the Ordinary Course of Business so long as such Liens (a) secure only their obligations under Bonding Arrangements with such sureties, (b) encumber only assets relating to contracts supported by such Bonding Arrangements but specifically excluding Plant and Quarry Assets and (c) except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, (to the extent such Liens encumber any property or assets which constitute Collateral) are on and after the Restatement Effective Date subject to intercreditor agreements with terms and conditions reasonably satisfactory to Collateral Agent, including standstill terms pursuant to which such Liens are expressly junior and subordinated to the Liens granted by Borrowers and their Subsidiaries in favor of Collateral Agent to secure the Obligations and the Term Loan Obligations.
“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.
“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.
“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.
“Swing Loans” shall mean the Advances made pursuant to Section 2.4(a) hereof.
“Syndication Agent” has the meaning set forth in the preamble hereto.
“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term” shall have the meaning set forth in Section 13.1 hereof.
“Term Loan Agent” shall mean Cortland Capital Market Services LLC, as administrative and collateral agent under the Term Loan Credit Agreement or any of its successors and assigns in such capacities.
“Term Loan Credit Agreement” shall mean the Term Loan Credit and Guaranty Agreement, dated as of the Restatement Effective Date among Borrowers, the Term Loan Lenders and the Term Loan Agent, together with all amendments, restatements, amendments and restatements, supplements and modifications thereto and thereof, in each case to the extent not otherwise restricted under this Agreement or an applicable Intercreditor Agreement.
“Term Loan Documents” shall mean the Term Loan Credit Agreement and the “Other Documents” under and as defined in the Term Loan Credit Agreement, in each case together with all amendments, restatements, amendments and restatements, supplements and modifications thereto and thereof, in each case to the extent not otherwise restricted under this Agreement or an applicable Intercreditor Agreement.
“Term Loan Lenders” shall mean the “Lenders” as defined in the Term Loan Credit Agreement.
“Term Loan Obligations” shall mean the “Obligations” as defined in the Term Loan Credit Agreement.
“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; (h) the imposition of any Lien on any of the rights, properties or assets of the Borrowers or any member of the Controlled Group, in either case pursuant to Title I or IV of ERISA; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (j) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not late and contributions required to be made to a Pension Benefit Plan in the Ordinary Course of Business, upon any Borrower or any member of the Controlled Group.
“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state Law, or any other applicable Federal or state Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Trademark Agreement” shall mean that certain Trademark Security Agreement executed by certain Borrowers in favor of Collateral Agent dated as of the Closing Date and any other trademark security agreement executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Transactions” shall mean the amendment and restatement of this Agreement on the Restatement Effective Date and the consummation of the refinancing, replacement or exchange of the Senior Secured Notes and the Existing Term Loan Agreement with a new $450,000,000 term loan credit facility pursuant to the Term Loan Credit Agreement and the other Term Loan Documents on the Restatement Effective Date.
“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.
“Trigger Event” shall mean the occurrence of (i) any Event of Default or (ii) Undrawn Availability plus unrestricted cash of the Borrowers held at PNC (not to exceed $10,000,000 of such unrestricted cash) is at any time less than $20,000,000.
“Trigger Period” shall mean the period commencing upon a Trigger Event and continuing until both (i) no Event of Default is continuing and (ii) Undrawn Availability plus unrestricted cash of the Borrower held at PNC (not to exceed $10,000,000 of such unrestricted cash) is at least $22,500,000 for thirty (30) consecutive days.
“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Borrowing and L/C Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (less the aggregate undrawn available amount of all Letters of Credit then outstanding) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (iii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“Unrestricted Subsidiary” shall mean (a) each of (i) NESL II, LLC, (ii) South Woodbury, (iii) Kettle Creek Partners G.P., LLC and (iv) Kettle Creek Partners L.P. and (b) any Subsidiary of a Borrower designated by Borrowers as an Unrestricted Subsidiary hereunder by written notice to Administrative Agent; provided, that Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, on a pro forma basis, Borrowers shall be in compliance with the financial covenants set forth in Section 6.5, and (c) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under and in accordance with the Term Loan Documents and the Unsecured Notes Documents (to the extent they remain in effect, or to the extent that they have been refunded, refinanced or otherwise replaced with Permitted Refinancing Indebtedness in accordance with the terms of the loan documents governing such Permitted Refinancing Indebtedness) (without giving effect to any waiver of any of the conditions thereto provided for therein); provided, that at the time of the initial investment by a Borrower or any of its Subsidiaries in such entity, Borrowers shall designate such entity as an Unrestricted Subsidiary in a written notice to Administrative Agent. Borrowers may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of a Borrower or any of its Subsidiaries, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation, on a pro forma basis, Borrowers shall be in compliance with the financial covenants set forth in Section 6.5, (iv) all representations and warranties contained herein and in the Other Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) Borrowers shall have delivered to Administrative Agent an officer’s certificate executed by a Responsible Officer of Borrowing Agent, certifying to the best of such Responsible Officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations and information required by the preceding clause (iii).
“Unsecured Notes” shall mean the 11% Senior Notes due 2018 issued by NESL pursuant to the Unsecured Notes Indenture, in each case together with all amendments, restatements, amendments and restatements, supplements and modifications thereto and thereof, in each case to the extent not otherwise restricted under this Agreement or an applicable Intercreditor Agreement.
“Unsecured Notes Documents” shall mean, collectively, the Unsecured Notes Indenture, the Unsecured Notes and all agreements, documents and instruments executed or delivered in connection with any of the foregoing, in each case together with all amendments, restatements, amendments and restatements, supplements and modifications thereto and thereof, in each case to the extent not otherwise restricted under this Agreement or an applicable Intercreditor Agreement.
“Unsecured Notes Indenture” shall mean the Indenture, dated as of August 18, 2010, among NESL, as issuer, and Indenture Trustee, as trustee, together with all amendments, restatements, amendments and restatements, supplements and modifications thereto and thereof, in each case to the extent not otherwise restricted under this Agreement or an applicable Intercreditor Agreement.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Wells” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“Withholding Agent” shall mean any Loan Party and Administrative Agent.

3.Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note”, “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
4.Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Collateral Agent, any agreement entered into by Administrative Agent, Syndication Agent or Collateral Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent, Syndication Agent, the Secured Parties (as applicable) and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge”, “to the knowledge of the Borrowers” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (a) the actual knowledge of a Senior Officer of any Borrower or (b) the knowledge that a Senior Officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
5.Administrative Agent and Syndication Agent Determinations. With respect to any discretionary action or determination to be taken or made by Administrative Agent and Syndication Agent hereunder or under any of the Other Documents, Administrative Agent and Syndication Agent shall (a) respond to each proposal of the other promptly after (and in any case within three (3) Business Days of) notice thereof, and if not responded to within such period shall be deemed to consent thereto, and (b) seek, in good faith, to reach a consensus decision for such discretionary action or determination; if, after consulting in good faith, Administrative Agent and Syndication Agent are unable to agree on the discretionary action to be taken or the determination to be made, the determination or discretionary action shall be made by the party either asserting the most conservative credit judgment (including, without limitation, that would result in the least amount of credit being available to the Borrowers under this Agreement) or declining to permit the discretionary action for which consent is being sought by the Borrowers, as applicable. Notwithstanding the foregoing, no Out-of-Formula Loans shall be made hereunder without the prior consent of both Administrative Agent and Syndication Agent.

II.	ADVANCES, PAYMENTS.

1.Revolving Advances.
(a)Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, specifically including Section 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the

Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding General Letters of Credit or (y) an amount equal to the sum of:
(i)Eighty-five percent (85%) (the “Receivables Advance Rate”) of Eligible Non-Bonded Accounts Receivable, provided that at no time shall the aggregate amount of outstanding Revolving Advances made in respect of Eligible Non-Bonded Accounts Receivable aged between ninety (90) and one hundred twenty (120) days after the original invoice date exceed $7,000,000, plus
(ii)the least of (A) sixty-five percent (65%) of the value of the Eligible Inventory (valued at the lower of cost or market) (the “Inventory Advance Rate”), (B) eighty-five percent (85%) of the NOLV of Eligible Inventory (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rate, collectively, the “Advance Rates”), and (C) the lesser of (x) $75,000,000 and (y) seventy-five percent (75%) of the sum of Section 2.1(a)(y)(i) plus the lesser of Sections 2.1(a)(y)(ii)(A) and (B), in the aggregate at any one time, minus
(iii)the aggregate Maximum Undrawn Amount of all outstanding General Letters of Credit, minus
(iv)the aggregate Maximum Undrawn Amount of all outstanding Surety Letters of Credit, minus
(v)such reserves as Administrative Agent and Syndication Agent in their Permitted Discretion may reasonably deem proper and necessary from time to time.
The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding General Letters of Credit or (ii) the Formula Amount.
(b)[Reserved.]
(c)Discretionary Rights. The Advance Rates may be increased or decreased by Administrative Agent and Syndication Agent at any time and from time to time in the exercise of their Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Administrative Agent and Syndication Agent under this subsection are subject to the provisions of Section 16.2(b).
2.Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.
(a)Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Administrative Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one (1), two (2) or three (3) months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than three (3) LIBOR Rate Loans, in the aggregate.
(c)Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.
(d)Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Administrative Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.
(f)At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(g) hereof.
(g)Each Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, any loss of anticipated profits from any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.
(h)Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.
3.[Reserved]
4.Swing Loans.
(a)Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Administrative Agent for administrative convenience, Administrative Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding General Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b)Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided, that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Administrative Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Swing Loan; provided, that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
5.Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Administrative Agent or Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.
6.Making and Settlement of Advances.
(a)Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)Promptly after receipt by Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Administrative Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Administrative Agent such that Administrative Agent is able to, and Administrative Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided, that if any applicable Lender fails to remit such funds to Administrative Agent in a timely manner, Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Administrative Agent. A certificate of Administrative Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Administrative Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by Administrative Agent, to such account of Administrative Agent as Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Administrative Agent by any Lender holding a Revolving Commitment on such Settlement Date, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).
(e)If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
7.Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding General Letters of Credit or (b) the Formula Amount.

8.Manner and Repayment of Advances.
(a)The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).
(b)Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Administrative Agent for Administrative Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Administrative Agent shall be applied to the Obligations in accordance with Section 4.8(g).
(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Administrative Agent. Administrative Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.
(d)Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Administrative Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.
9.Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.
10.Statement of Account. Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Administrative Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
11.Letters of Credit.
(a)Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“General Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances, plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding General Letters of Credit, plus (iv) the Maximum Undrawn Amount of the General Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iv) ). The Maximum Undrawn Amount of all outstanding General Letters of Credit shall not exceed in the aggregate at any time the General Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of Surety Letters of Credit for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the Maximum Undrawn Amount of all outstanding Surety Letters of Credit, plus (ii) the Maximum Undrawn Amount of the Surety Letter of Credit to be issued to exceed the lesser of (x) the Maximum Surety L/C Amount or (y) the Undrawn Availability (the “Surety L/C Facility”). The Maximum Undrawn Amount of all outstanding Surety Letters of Credit shall not exceed in the aggregate at any time the Maximum Surety L/C Amount. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof). As of the Restatement Effective Date, the Letters of Credit listed on Schedule 2.11(b) hereto (the “Existing Surety L/Cs”) shall be deemed to be outstanding under the Surety L/C Facility.
(c)Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.
12.Issuance of Letters of Credit.
(a)Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and Issuer; and, such other certificates, documents and other papers and information as Administrative Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.
(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(c)Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
13.Requirements for Issuance of Letters of Credit.
(a)Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.
(b)In connection with all Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
(c)Surety Letters of Credit must meet the requirements set forth in the definition thereof.

14.Disbursements, Reimbursement.
(a)Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Administrative Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Administrative Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Notwithstanding the foregoing, if such Revolving Advance is in respect of any Surety L/C and would cause the outstanding Revolving Advances of such Lender to exceed the amount which such Lender is committed to advance pursuant to Section 2.1(a), then such payment by such Lender shall constitute a Participation Advance as provided in Section 2.14(d) below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Administrative Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Administrative Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Administrative Agent or Issuer of a drawing.
(d)With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Administrative Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.
(e)Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

15.Repayment of Participation Advances.
(a)Upon (and only upon) receipt by Administrative Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Issuer or Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Administrative Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)If Issuer or Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Administrative Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Administrative Agent, forthwith return to Issuer or Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Administrative Agent plus interest at the Federal Funds Effective Rate.
16.Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
17.Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
18.Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Administrative Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Borrower, Administrative Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Administrative Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Administrative Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Administrative Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)the occurrence of any Material Adverse Effect;
(x)any breach of this Agreement or any Other Document by any party thereto;
(xi)the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;
(xii)the fact that a Default or an Event of Default shall have occurred and be continuing;
(xiii)the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
19.Liability for Acts and Omissions.
(a)As between Borrowers and Issuer, Swing Loan Lender, Administrative Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Administrative Agent or any Lender.
20.Mandatory Prepayments; Voluntary Reductions of Revolving Commitments.
(a)Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any ABL First Lien Collateral other than Inventory in the Ordinary Course of Business, (i) so long as no Trigger Period is then continuing, Borrowers shall repay the outstanding Advances in an amount necessary to prevent a Trigger Event and to maintain Borrowing Base compliance, or (ii) if a Trigger Event has occurred and for so long as such Trigger Period is continuing, Borrowers shall repay the Advances in an amount equal to the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Administrative Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.
(b)Subject to the applicable Intercreditor Agreement, if any Borrower or the Administrative Agent or Collateral Agent receives cash proceeds (the “Insurance/Condemnation Proceeds”) under any insurance policy on account of damage or destruction of any ABL First Lien Collateral of any Borrower, or as a result of any taking or condemnation of any ABL First Lien Collateral, then (i) so long as no Trigger Period is then continuing, such proceeds shall be applied to repay the Advances in an amount necessary to prevent a Trigger Event and to maintain Borrowing Base compliance, or (ii) if a Trigger Event as occurred and for so long as such Trigger Period is continuing, such proceeds shall be applied to repay the Advances in an amount that equals the amount of such Insurance/Condemnation Proceeds; provided, that, thereafter, in the absence of a Default or Event of Default, such Insurance/Condemnation Proceeds shall be applied last to the cash collateralization of Letters of Credit.
(c)So long as no Default or Event of Default has occurred and is continuing and no Trigger Period is continuing following a Trigger Event, Administrative Agent shall release any cash collateral held by Administrative Agent pursuant to clause (a) or (b) of this Section 2.20 promptly upon Borrowers’ demand therefor, in accordance with Borrowers’ commercially reasonable instructions.
(d)Subject to Section 2.2(g) hereof, Borrowers may, at their option from time to time, without premium or penalty, permanently reduce the aggregate Revolving Commitments upon at least ten (10) days’ prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.
(e)[Reserved].
21.Use of Proceeds.
(a)Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to the Transactions and (ii) provide for its working capital needs, finance general corporate purposes and reimburse drawings under Letters of Credit.
(b)Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.
22.Defaulting Lender.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.
(b)(i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments, which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(i)Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(ii)If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)     Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized.
(iii)So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).
(d)Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)In the event that Administrative Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
23.Payment of Obligations. Administrative Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Administrative Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Administrative Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(c) or Section 4.8(g), and (iii) any sums expended by Administrative Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Swing Loans made by and owing to Administrative Agent and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III.	INTEREST AND FEES.

1.Interest. Interest on Advances shall be payable in arrears on the first (1st) day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two percent (2%) per annum (the “Default Rate”).

2.Letter of Credit Fees.
(a)Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first (1st) day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first (1st) day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Administrative Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.
(b)At the option of Administrative Agent or at the direction of Required Lenders upon the occurrence and during the continuance of the Event of Default (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Collateral Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Collateral Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Collateral Agent and such Borrower mutually agree (or, in the absence of such agreement, as Collateral Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Collateral Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Collateral Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Collateral Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Collateral Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Collateral Agent may use such cash collateral to pay and satisfy such Obligations.
3.Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Borrowing and L/C Amount, then Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Borrowing and L/C Amount exceeds such average daily unpaid balance (the “Facility Fee”). Such Facility Fee shall be payable to Administrative Agent in arrears on the first (1st) day of each calendar quarter with respect to the previous calendar quarter and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
4.Fee Letter.
(a)Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(b)All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

5.Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of (a) for LIBOR Rate Loans, 360 days and for the actual number of days elapsed, and (b) for Base Rate Loans, 365 or 366 days, as applicable, and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.
6.Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
7.Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Administrative Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Administrative Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)subject Administrative Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Administrative Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by or to Administrative Agent, Swing Loan Lender, such Lender or the Issuer);
(b)impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)impose on Administrative Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Administrative Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Administrative Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Administrative Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be. Administrative Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.
8.Basis For Determining Interest Rate Inadequate or Unfair. In the event that Administrative Agent or any Lender shall have determined that:
(a)reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or
(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or
(c)the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Administrative Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
9.Capital Adequacy.
(a)In the event that Administrative Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Administrative Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender or any Lender and the office or branch where Administrative Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Administrative Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Administrative Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Administrative Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Administrative Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)A certificate of Administrative Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.
10.Delay in Requests. Failure or delay on the part of any Lender or Issuer or other Recipient to demand compensation pursuant to Section 3.7 or 3.9 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or Issuer pursuant to Section 3.7 or 3.9 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Recipient notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
11.Taxes.
(a)Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law; provided, that if a Withholding Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Borrowers shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)Without limiting the provisions of Section 3.11(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)The Borrowers shall jointly and severally indemnify Administrative Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or under any Other Document shall deliver to Borrowers (and to Administrative Agent and Syndication Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers, Administrative Agent or Syndication Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding Tax, Administrative Agent and Syndication Agent shall be entitled to withhold United States federal income Taxes at the full withholding rate if in their reasonable judgment they are required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Administrative Agent and Syndication Agent are indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any Tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers, Administrative Agent or Syndication Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers, Administrative Agent or Syndication Agent as will enable Borrowers, Administrative Agent or Syndication Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 3.11(e) or in Section 3.11(f), the completion, execution and submission of any documentation (other than such documentation set forth in Section 3.11(e)(i), (ii), (iii), (iv) and (vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that any Borrower is resident for Tax purposes in the United States of America, any Lender shall deliver to Borrowers, Administrative Agent and Syndication Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers, Administrative Agent or Syndication Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (x) with respect to payments of interest under this Agreement or any Other Document, two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to other applicable payments under this Agreement or any Other Document, two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(ii)two (2) duly completed valid originals of IRS Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable,
(iv)to the extent a Foreign Lender is not the beneficial owner,     two (2) duly completed valid originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, the certification provided in Section 3.11(e)(iii)(x) above, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption under Section 881(c) of the Code, such Foreign Lender may provide the certification provided in Section 3.11(e)(iii)(x) above on behalf of each such direct and indirect partner,
(v)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(vi)To the extent that any Lender is not a Foreign Lender, two (2) originals of an IRS Form W-9 certifying that such Lender is not a Foreign Lender.
(f)If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, Collateral Agent, Syndication Agent or Administrative Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, Collateral Agent, Syndication Agent or Administrative Agent shall deliver to Administrative Agent and Syndication Agent (in the case of Swing Loan Lender, a Lender, Participant, Administrative Agent or Issuer) and Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by Administrative Agent or Syndication Agent or any Borrower sufficient for Administrative Agent, Syndication Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Administrative Agent has complied with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers, Administrative Agent and Syndication Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations and the repayment, satisfaction or discharge of all obligations under this Agreement or any Other Document.
(j)For purposes of this Section 3.11, the term “Lender” includes Swing Loan Lender and any Issuer and the term “Applicable Law” includes FATCA. Further, Administrative Agent shall be required to comply with Sections 3.11(e) through (g) in the same manner as if the term “Lender” included Administrative Agent.
12.Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.11 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Administrative Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Administrative Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Administrative Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.	COLLATERAL: GENERAL TERMS

1.[Reserved].

2.[Reserved].
3.[Reserved].
4.[Reserved].
5.[Reserved].
6.Inspection of Premises. At all reasonable times and from time to time as often as Administrative Agent and Syndication Agent shall elect in their sole discretion, each Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Each Agent and their respective agents may enter upon any premises of any Borrower, with reasonable prior notice, at any time during business hours and at any other reasonable time, and from time to time as often as such Agent shall elect in their sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business. Notwithstanding the foregoing, so long as no Trigger Event has occurred and Trigger Period is continuing, the Agents collectively shall conduct no more than two (2) such inspections per annum at Borrowers’ expense; provided, that, (a) in no event shall Borrowers be obligated to pay more than $45,000 (as may be increased pursuant to regular annual increases) per inspection in respect of such inspections conducted while no Event of Default exists, and (b) the Agents, in their Permitted Discretion, may conduct additional inspections at Borrowers’ expense, without giving effect to the preceding clause (a), at any time after the occurrence of a Trigger Event and the continuance of the Trigger Period.
7.Appraisals. Administrative Agent and Syndication Agent may, in their Permitted Discretion, at any time after the Closing Date and from time to time, engage at Borrowers’ expense the services of an independent appraisal firm or firms of reputable standing, satisfactory to Administrative Agent and Syndication Agent, for the purpose of appraising the then current values of Borrowers’ Inventory. Absent the occurrence and continuance of an Event of Default at such time, Administrative Agent and Syndication Agent shall consult with Borrowers as to the identity of any such firm and no more than one (1) such appraisal of the Borrowers’ Inventory (which shall be a full appraisal) shall be conducted per annum; provided, that, notwithstanding the foregoing, Collateral Agent, the Administrative and Syndication Agent, in their Permitted Discretion, may cause to be conducted additional appraisals if an Event of Default has occurred and is continuing at such time. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Collateral Agent, Administrative Agent and Syndication Agent, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Administrative Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.
8.Receivables; Deposit Accounts and Securities Accounts.
(a)Each of the Receivables reflected in any Borrowing Base Certificate or other accounts receivable schedule delivered by Borrowers to Administrative Agent and Syndication Agent shall be a bona fide and valid account representing a bona fide indebtedness incurred by the applicable Customer, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. The same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Administrative Agent and Syndication Agent.
(b)Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(c)Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Administrative Agent or (ii) depository accounts (“Depository Accounts”) established at Administrative Agent, or as otherwise agreed to from time to time by Administrative Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, as soon as possible and in any event no later than five (5) Business Days after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).
(d)At any time upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Trigger Event and during the continuance of the Trigger Period, Collateral Agent shall have the right to send notice of the assignment of, and Collateral Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Collateral Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Collateral Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(e)Collateral Agent shall have the right to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Collateral Agent or Collateral Agent’s designee as such Borrower’s attorney-in-fact with power at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments reasonably deemed necessary or appropriate by Administrative Agent to preserve, protect, or perfect the Agents’ interest in the Collateral and to file same; and (E) to receive, open and provide to Borrowing Agent all mail (other than notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral) addressed to any Borrower at any post office box/lockbox maintained by Administrative Agent for Borrowers or at any other business premises of Administrative Agent. At any time following the occurrence of a Default or an Event of Default, each Borrower hereby appoints Collateral Agent as such Borrower’s attorney-in-fact with power at any time: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Borrower to such address as Administrative Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney-in-fact or designee are hereby ratified and approved, and said attorney-in-fact or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.
(f)No Agent nor any Lender shall have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Agent or such Lender, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(g)Each applicable Borrower, Collateral Agent (on behalf of Administrative Agent, Syndication Agent and the Lenders) and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent that is sufficient to give Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over all accounts of the Loan Parties other than Excluded Bank Accounts. Subject to the terms of the Intercreditor Agreement, the deposit account control agreements described in the foregoing sentence shall provide that unless a Trigger Event shall have occurred and the Trigger Period shall be continuing, the applicable Borrower shall have the authority to instruct the applicable Blocked Account Bank with respect to such accounts. Subject to the terms of the Intercreditor Agreement, all funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Collateral Agent for its own benefit and the ratable benefit of the Secured Parties. Neither Administrative Agent, Collateral Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Following the occurrence of a Trigger Event and during the continuance of a Trigger Period, Administrative Agent and Collateral Agent may, subject to the terms of the Intercreditor Agreement, apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the repayment of Advances (excluding, so long as no Event of Default has occurred and is continuing, cash collateralization of Letters of Credit) in such order as Administrative Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Administrative Agent and Collateral Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.
(h)No Borrower will, without Administrative Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.

9.Chattel Paper. Notwithstanding the provisions of Section 3.04(a) and 3.06(b) of the Security Agreement, so long as no Trigger Event has occurred and is continuing, (i) the Borrowers’ shall not be required to specifically list on Schedule 3.04(a) to the Security Agreement the chattel paper comprised of leases entered into from time to time in the ordinary course of business by Protection (the “Protection Chattel Paper”) or other chattel paper generated in the ordinary course of Borrowers’ business with an aggregate outstanding principal balance of less than $500,000 (the “De Minimus Chattel Paper”), and for purposes of the representations made in such Section 3.04(a)(i), such Schedule 3.04(a) shall be deemed to include such Protection Chattel Paper and De Minimus Chattel Paper, and (ii) the Borrowers’ shall not be required to deliver such Protection Chattel Paper or De Minimus Chattel Paper to the Collateral Agent, and the representations made in Section 3.04(a)(ii) shall be deemed to have an exception for the Protection Chattel Paper and De Minimus Chattel Paper.
10.[Reserved].
11.[Reserved].
12.[Reserved].

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

1.Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party in the manner contemplated herein (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of Law or the terms of such Loan Party’s Organizational Documents or of any Material Contract to which such Loan Party is a party or by which such Loan Party is bound, including the Term Loan Documents and the Unsecured Notes Documents, (b) do not conflict with or violate any Law or regulation, or any judgment, order or decree of any Governmental Body, (c) do not require the Consent of any Governmental Body or any party to a Material Contract, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or complied with prior to the Restatement Effective Date and which are in full force and effect except as set forth on such Schedule 5.1, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or Material Contract to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the Term Loan Documents and the Unsecured Notes Documents.
2.Formation and Qualification.
(a)Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of its state of incorporation or formation, as applicable and is qualified to do business and is in good standing in all states in which qualification and good standing are necessary for such Loan Party to conduct its business and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The jurisdictions of incorporation or formation of each Loan Party and states in which each such Loan Party are qualified to do business are set forth on Schedule 5.2(a). Each Loan Party has delivered to Administrative Agent true and complete copies of its Organizational Documents as in effect as of the Restatement Effective Date.
(b)The Subsidiaries of each Loan Party are listed on Schedule 5.2(b).
3.Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
4.Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all material federal, state and local tax returns and other reports such Loan Party is required by Law to file and has paid all material Taxes, assessments, fees and other governmental charges that are due and payable (other than those Taxes, assessments, fees and other governmental charges which are being Properly Contested). The provision for Taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.Financial Statements.
(a)[Reserved.]

(b)The pro forma cash flow and balance sheet projections of Borrowers on a Consolidated Basis through February 28, 2017, adjusted to reflect the consummation of the contemplated Transactions, copies of which are annexed hereto as Exhibit 5.5(b), were prepared by the Chief Financial Officer of NESL and were based on underlying assumptions which Borrowers believed to be reasonable and fair at the time the Projections were prepared. The cash flow and balance sheet projections described in this Section 5.5(b) are referred to herein as the “Pro Forma Financial Statements”.
(c)The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of February 29, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to the Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of Borrowers at such date and the results of their operations for such period. Since February 29, 2016, there has been no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.
6.Entity Names. Except as set forth on Schedule 5.6, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
7.O.S.H.A.; Environmental Compliance; Insurance; Flood Insurance. Except as set forth on Schedule 5.7:
(a)Each Loan Party is in compliance in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance in all material respects with, the Federal Occupational Safety and Health Act, the Federal Mine Safety and Health Act and Environmental Laws, and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its facilities, business, assets, property, leaseholds, Real Property or Equipment under any Laws.
(b)Each Loan Party has been issued all material required federal, state and local licenses, certificates, consents, franchises, accreditations, approvals or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.
(c)(i) There have been no releases, spills, discharges, emissions, injections, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or, to any Borrower’s knowledge, onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in compliance with Environmental Laws or which are being promptly addressed by Loan Parties as required by Applicable Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance in all material respects with Environmental Laws; (iii) the Real Property (including any premises owned, leased or occupied by any Loan Party) has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials have been managed by any Loan Party on any Real Property (including any premises owned, leased or occupied by any Loan Party) in a manner that has resulted in liability or a remediation obligation under Environmental Laws, except for any liability or obligations which have been or are being promptly addressed by Loan Parties in accordance with Environmental Law.
(d)All Real Property owned by any Loan Party is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party.
(e)Each Loan Party has taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the tax parcel number of each parcel of Real Property that will be subject to a Mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for the structures on each such parcel prior to such structures becoming Collateral.
8.Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)(i) After giving effect to the Transactions, each Loan Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Restatement Effective Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Restatement Effective Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
(b)Except as disclosed in Schedule 5.8(b)(i), no Loan Party has any pending or threatened in writing material litigation, arbitration, actions or proceedings. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.
(c)No Loan Party is in violation of any applicable statute, Law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal in any respect which could reasonably be expected to have a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.

(d)No Borrower or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(d) hereto or as notified in writing to the Agents from time to time pursuant to the terms of this Agreement. Except as disclosed on Schedule 5.8(d), (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Sections 412 and 430 of the Code in respect of each Plan, and each Plan is (or, in the case of a Multiemployer Plan, to the Borrowers’ knowledge is) in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan or, to Borrowers’ knowledge, any Multiemployer Plan; (v) there exists no failure to contribute to a Multiemployer Plan; (vi) neither any Borrower nor any member of the Controlled Group has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code that has or could be reasonably likely to result in material liability to a Loan Party or any member of the Controlled Group, nor taken any action (or, in the case of a Multiemployer Plan, to the Borrowers’ knowledge taken any action) which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as set forth on Schedule 5.8(d), neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state law; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has (or, in the case of a Multiemployer Plan, to the Borrowers’ knowledge has) any liability for breach of fiduciary duty in connection with the administration or investment of the assets of a Plan; (xv) as of any Pension Benefit Plan’s most recent valuation date, there is no unfunded benefit liability in respect of such Pension Benefit Plan which exceeds $1,000,000; and (xvi) to Borrowers’ knowledge, there is no event or condition that could reasonably be expected to result in a non-exempt prohibited transaction in connection with the consummation of the Transactions.
9.Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned by any Loan Party and which is either registered or the subject of a pending application to register with the appropriate Governmental Body: (i) is set forth on Schedule 5.9; (ii) is valid; and (iii) when combined with the Intellectual Property utilized but not owned by any Loan Party, constitutes all of the intellectual property rights which are necessary for the operation of its business as currently conducted. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property owned by any Loan Party and no Loan Party is aware of any grounds for any such challenge or proceedings, except as set forth in Schedule 5.9 hereto or as notified to the Agents in writing from time to time pursuant to the terms of this Agreement. All Intellectual Property owned or used by any Loan Party consists of original material or property developed by or on behalf of such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner or licensor thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.
10.Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party has procured and is now in possession of, and is in compliance with all material licenses or permits required by any applicable federal, state or local Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits or to be in compliance therewith could reasonably be expected to have a Material Adverse Effect.
11.Default of Indebtedness. Except as set forth in Schedule 5.11, no Loan Party is in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
12.No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations, which default could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred.

13.No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject as of the Closing Date. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
14.No Labor Disputes. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party is involved in any labor dispute. There are no strikes or walkouts of any Loan Party’s employees in existence or, to the knowledge of any Borrower, threatened and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.
15.Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
16.Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
17.Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender (other than projections and other forward-looking information and information of a general economic or industry-specific nature) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any Other Document (as modified or supplemented by other information so furnished) contained when furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or furnished, not materially misleading. Projected financial information and pro forma financial information delivered by or on behalf of any Loan Party to any Agent or any Lender prior to the Restatement Effective Date was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and may vary from actual results and that such variances may be material. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to the Administrative Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.
18.Delivery of Term Loan Documents. Administrative Agent has received complete copies of the Term Loan Documents in effect on the Restatement Effective Date and related documents (including the Intercreditor Agreement and all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, but excluding any fee letters) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent.
19.[Reserved].
20.Swaps. No Loan Party is a party to any swap agreement other than swap agreements required to be entered into pursuant to this Agreement or that are otherwise entered into in the Ordinary Course of Business, and not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.
21.Business and Property of Loan Parties. Upon and after the Restatement Effective Date, the Loan Parties do not propose to engage in any business other than the Permitted Business. On the Restatement Effective Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party, except for such rights and Consents the absence of which could not reasonably be expected to have a Material Adverse Effect or materially impair the use or operations of any Plant as currently used or operated. Each Loan Party has good title to its properties and assets and none of such properties or assets is subject to any Liens except Permitted Encumbrances. The Loan Parties enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. The Loan Parties have obtained all material easements, material equipment rental, material operating leases or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted and each of those agreements is in full force and effect and subject to no material defaults.
22.[Reserved].
23.Federal Securities Laws. Except with respect to the Unsecured Notes, no Loan Party or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

24.Equity Interests. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties. Except as set forth on Schedule 5.24(c), Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
25.Commercial Tort Claims. Except as set forth on Schedule 5.25 hereto, no Loan Party has any commercial tort claims.
26.Letter of Credit Rights. Except as set forth on Schedule 5.26 hereto, no Loan Party has any letter of credit rights.
27.Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Loan Parties, true and complete copies of which have been delivered to Administrative Agent. To the best knowledge of the Loan Parties, all Material Contracts are in full force and effect and no material defaults currently exist thereunder.
28.Absence of Investigations. As of the Restatement Effective Date, the Loan Parties have disclosed all facts known to them regarding any pending or threatened proceedings, investigations, claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by the Loan Parties, any of their Affiliates or any of their representatives in connection with (i) Anti-Corruption Prohibited Activity or non-compliance with any Anti-Corruption Laws by the Loan Parties, any of their Affiliates or any of their representatives, (ii) non-compliance with any Anti-Terrorism Laws by the Loan Parties, any of their Affiliates or any of their representatives, and (iii) non-compliance with any Anti-Money Laundering Laws by the Loan Parties, any of their Affiliates or any of their representatives.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

1.Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business, to the extent the failure so to comply could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).
2.Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices in all material respects and maintain all of its properties useful or necessary in its business in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement and the Other Documents), and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral, except to the extent that the Loan Parties determine in their good faith business judgment that the preservation or protection of such intellectual property rights are not material to the business of the Loan Parties; (b) keep in full force and effect its existence and comply with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.
3.Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied (except for changes in application to which the Accountants concur).

4.Payment of Taxes. Pay, when due, all material Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales Taxes, except to the extent that the same are being Properly Contested. If any material Tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any Taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s or any Lender’s reasonable opinion, may possibly create a valid Lien on the Collateral, Administrative Agent may without notice to Loan Parties pay the Taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Administrative Agent and each Lender harmless in respect thereof; provided, that Administrative Agent shall not be entitled to do so if such Tax is being Properly Contested. If the Loan Parties do not indemnify and reimburse the Administrative Agent for any Taxes, assessments and other Charges paid pursuant to this Section 6.4 within a reasonable amount of time (but in no event more than three (3) Business Days) after such payment, the amount of such payment by or on behalf of Administrative Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.
5.Financial Covenant.
(a)Fixed Charge Coverage Ratio. Commencing upon the occurrence of a Trigger Event, and at all times during a Trigger Period, cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, in each case for the four (4) preceding fiscal quarters most recently ended.
(b)[Reserved].
(c)[Reserved].
6.Insurance.
(a)(i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s; (ii) maintain insurance in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) use commercially reasonable best efforts to furnish Administrative Agent with (A) evidence of the maintenance of such policies within thirty (30) days after the renewal thereof and copies of all new policies within ninety (90) days after any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Administrative Agent, naming Collateral Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that subject to the Intercreditor Agreements all proceeds thereunder shall be payable to Collateral Agent, (II) that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) if such endorsements are available on commercially reasonable terms, endorsements that such policy and the related endorsements for the benefit of the Collateral Agent may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice (or, if such period is not available on commercially reasonable terms, the longest such period that is so available) is given to Administrative Agent (and in the case of non-payment, at least ten (10) days’ prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Administrative Agent and the applicable Loan Party to make payment for such loss to Collateral Agent subject to the Intercreditor Agreements and not to such Loan Party and Collateral Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Collateral Agent jointly, Collateral Agent may endorse such Loan Party’s name thereon and do such other things as Collateral Agent may deem advisable to reduce the same to cash.
(b)Each Loan Party shall take all commercially reasonable actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the tax parcel number of each parcel of real property that will be subject to a mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for the structures on each such parcel prior to such structures becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)Collateral Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), (iii) and (iv) and 6.6(b) above. Subject to the applicable Intercreditor Agreement, all loss recoveries received by Collateral Agent under any such insurance shall be applied to the Obligations as and to the extent provided in Section 2.20(b). Any surplus shall be paid by Collateral Agent to Loan Parties or applied as may be otherwise required by Law. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Collateral Agent, if Collateral Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

(d)Notwithstanding anything to the contrary in this Section 6.6, it is agreed by all parties that the coverages and policies set forth on Schedule 6.6 hereto, to the extent in effect on the Restatement Effective Date, meet the standards required by the foregoing Section 6.6(a) and are otherwise satisfactory to the Collateral Agent and the Lenders in all respects as of the Restatement Effective Date. In the event the Collateral Agent reasonably determines that the coverages and/or policies maintained by any Loan Party fail to meet any of the standards set forth in the foregoing Section 6.6(a), such Loan Party shall be permitted a commercially reasonable period of time to obtain alternative coverages and/or policies that comply with the standards outlined in the foregoing Section 6.6(a).
7.Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, in each case except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.Environmental Matters.
(a)Ensure that the Real Property and all operations and businesses conducted thereon are in compliance in all material respects and remain in compliance in all material respects with all Environmental Laws, and manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws.
(b)Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with applicable Environmental Laws. All potential violations and violations of Environmental Laws shall be reviewed to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.
(c)Respond promptly after becoming aware of any Release of Hazardous Materials or Environmental Complaint and take all action required under Environmental Laws to respond to such Release or Environmental Complaint and to avoid subjecting the Collateral or Real Property to any Lien. After becoming aware of any Release or Environmental Complaint, if the Loan Parties fail to promptly comply or take reasonable steps to comply with any of the requirements of this subsection (c), then Administrative Agent on behalf of Lenders may, after notice to and consultation with the Loan Parties, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as reasonably required to remediate, remove, mitigate or otherwise manage any such Release or Environmental Complaint in accordance with the requirements of Environmental Law. All reasonable costs and expenses incurred by Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Administrative Agent, Collateral Agent, any Lender and any Loan Party.
(d)Promptly upon the reasonable written request of Administrative Agent from time to time, which request shall provide a reasonable basis therefor, Loan Parties shall provide Administrative Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Administrative Agent. Any report or investigation of such Release proposed and acceptable to the responsible Governmental Body shall be acceptable to Administrative Agent. If such estimates, individually or in the aggregate, exceed $100,000, Administrative Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Administrative Agent to secure payment of these costs and expenses.
9.Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).
10.Federal Securities Laws. Promptly notify Administrative Agent in writing if any Loan Party or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act, in each case other than with respect to the Unsecured Notes.
11.Execution of Supplemental Instruments. Execute and deliver to Administrative Agent from time to time, following demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Administrative Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.
12.[Reserved].

13.Government Receivables. Upon Administrative Agent’s reasonable request, take all steps necessary to protect Collateral Agent’s security interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local Laws and deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.
14.Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries which have issued Equity Interests which are part of the Collateral pledged to the Collateral Agent to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.
15.Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
16.Deposit Accounts. Maintain Depository Accounts at Collateral Agent for the collection or servicing of the Receivables and proceeds of the Collateral. Unless a Trigger Event shall have occurred and the Trigger Period shall be continuing, the applicable Borrower shall have the authority to instruct Collateral Agent with respect to such Depository Accounts.
17.[Reserved]

VII.NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

1.Merger, Consolidation, Acquisition and Sale of Assets.
(a)Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as such Loan Party provides Administrative Agent with ten (10) days prior written notice of such merger, consolidation, reorganization or acquisition and delivers all of the relevant documents evidencing such merger, consolidation, reorganization or acquisition (which shall include, without limitation, the documents required to be delivered to Term Loan Agent in connection with such merger, consolidation, reorganization or acquisition pursuant to the Term Loan Agreement).
(b)Sell, lease, transfer or otherwise dispose of any of its properties or assets, except:
(i)the sale of Inventory in the Ordinary Course of Business;
(ii)the disposition or transfer of obsolete and worn-out equipment not constituting Inventory in the Ordinary Course of Business during any fiscal year;
(iii)sales or dispositions of (x) assets (whether directly or indirectly, including without limitation pursuant to any sale of Equity Interests of a Person holding such assets, or any merger or similar transaction) in an aggregate amount not to exceed $15,000,000 for all such sales or dispositions in any fiscal year and (y) Designated Assets, provided, that, in each case all of the following are satisfied:
(a)the Loan Party receives consideration at the time of the sale at least equal to the Fair Market Value of the asset sold or otherwise disposed of,
(b)at least seventy-five percent (75%) of the consideration is in the form of cash or cash equivalents,
(c)to the extent that such sale or disposition includes any Accounts or Inventory, then one hundred percent (100%) of the proceeds received with respect to (or, in the case of a sale of Equity Interests of a Person that has Accounts or Inventory, reasonably allocated to the value of) such Accounts or Inventory (which shall not be less than the Fair Market Value of such Accounts or Inventory) shall be applied to the repayment of outstanding Advances in accordance with Section 2.8 hereof within three (3) Business Days of the closing of such sale or disposition (without any reduction to the Commitments hereunder), and

(d)no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(iv)dispositions or transfers of assets or property to any Loan Party;
(v)dispositions involving a trade-in of equipment in exchange for other equipment useful in the business of the Loan Parties; provided, that in the good faith judgment of the Loan Parties, the Loan Parties receive equipment (or credit toward the acquisition cost of equipment) having a Fair Market Value equal to or greater than the equipment being traded-in;
(vi)the disposition of the Bakersville Quarry Surplus Parcel, solely if disposed of in accordance with the express terms of the Land Management Agreement;
(vii)the sales or other dispositions of assets specifically set forth on Schedule 7.1(b)(vii);
(viii)the creation of a Permitted Encumbrance; and
(ix)to the extent constituting a sale or disposition, transactions expressly permitted by Sections 7.2, 7.7 and 7.8 of this Agreement.
2.Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
3.Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $500,000, (c) guarantees by one (1) or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (d) the endorsement of checks in the Ordinary Course of Business.
4.Investments. Purchase or acquire Indebtedness or Equity Interests of, or any other interest in, any Person, other than Permitted Investments; provided, however, that the Loan Parties shall not make or allow to exist any Investment which is not permitted by the Indentures as in effect from time to time.
5.Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than Permitted Loans and Permitted Investments in the form of loans.
6.Capital Expenditures. Incur any Non-Financed Capital Expenditures in an aggregate amount for all Loan Parties in excess of $35,000,000 for each fiscal year (as adjusted pursuant to the provisions below, “Permitted CapEx”); provided, however, in the event Non-Financed Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall be deemed to be the first amount spent in such succeeding fiscal year. It is understood that the aggregate Carryover Amount accrued and unused as of immediately prior to the Restatement Effective Date shall remain available on and after the Restatement Effective Date as provided in this Section 7.6. In addition to the amount of Capital Expenditures permitted pursuant to the preceding sentence of this Section 7.6, on and after the First Amendment Effective Date, the Loan Parties may incur Capital Expenditures in an aggregate additional amount for all Loan Parties equal to the unrestricted net cash proceeds actually received by the Loan Parties from the asset sales permitted under Section 7.1 or consented to in writing by the Required Lenders; provided, that the Borrowers have certified to the Agents, in form and substance acceptable to the Agents, that the closing of the applicable permitted asset sale has taken place, that the conditions set forth in Section 7.1 or any consent applicable to such permitted asset sale have been satisfied, and the dollar amount of unrestricted cash proceeds received with respect to such permitted asset sale.
7.Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party, other than:
(a)dividends or distributions to a Loan Party; provided, however, that the Loan Parties shall not declare, pay or make any dividend or distribution which is not permitted by the Indentures as in effect from time to time; and
(b)the purchase, redemption, retirement or other acquisition for value of Equity Interests in NESL held by future, current or former employees, officers, directors or shareholders of the Loan Parties or any Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Equity Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $100,000 in any calendar year (plus the amount of any proceeds received in respect of key-man life insurance).
8.Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
9.Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in a Permitted Business.

10.Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties and Subsidiaries of dividends and distributions permitted under Section 7.7 hereof and investments permitted by clauses (g) or (h) of the definition of Permitted Investments, (iii) transactions disclosed to Administrative Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (iv) the annual rental payments (not to exceed $2,000,000 per year) to South Woodbury in respect of the Headquarters Lease, (v) Investments in Rock Solid Insurance permitted by clause (h) of the definition of Permitted Investments, (vi) payment of premiums to Rock Solid Insurance which are in the Ordinary Course of Business, on an arm’s-length basis, on terms and conditions no less favorable than terms and conditions which would have been obtainable from an insurance company that is not an Affiliate, (vii) salaries, expense reimbursement, severance and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the Ordinary Course of Business, consistent with past practice, (viii) stay bonuses and completion bonuses in relation to asset sales or other strategic initiatives determined and paid in accordance with the Loan Parties’ commercially reasonable business judgment and practices, (ix) the arrangements in existence as of the Restatement Effective Date that are set forth on Schedule 7.10 attached hereto, and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (A) materially adverse to Lenders or (B) more disadvantageous to the Lenders than the relevant transaction in existence on the Restatement Effective Date, and (x) guarantees expressly permitted by Section 7.3.
11.Leases. Enter as lessee into any long-term lease arrangement for real property (unless capitalized and permitted under, and subject to, Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all long-term leases of real property would exceed $4,000,000 in any one (1) fiscal year in the aggregate for all Loan Parties; provided, however, that this Section 7.11 shall not apply to any royalty payments or arrangements for extracted minerals pursuant to any Mining Lease but shall include any other payments for the underlying real property.
12.Subsidiaries.
(a)Form or acquire any Subsidiary unless (i) such Subsidiary (A) is not a Foreign Subsidiary, (B) at Administrative Agent’s discretion, (x) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Loan Parties hereunder, under the Notes, and under any other agreement between any Loan Party and Lenders, or (y) becomes a Guarantor with respect to the Obligations and executes a joinder to the Security Agreement in favor of Collateral Agent, (C) Administrative Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith and (D) the Loan Party provides five (5) Business Days’ prior written notice to the Administrative Agent, or (ii) such Subsidiary is an Unrestricted Subsidiary.
(b)Enter into any partnership, joint venture or similar arrangement other than any such arrangements for the purpose of joint bidding on and performance under contracts, where the Loan Parties’ contribution consists only of (i) the performance of services, (ii) permitting the non-exclusive use of such Loan Parties’ assets in connection with such joint bidding and performance, in a manner that does not materially impair the value of such assets or the conduct of the business of the Loan Parties, and (iii) the payment of organizational or operating expenses, and the terms of such arrangement do not require any cash investment by the Loan Parties into an entity that is not a Loan Party in excess of $50,000 in the aggregate outstanding at any time.
13.Fiscal Year and Accounting Changes. Change its fiscal year end from February 28 (or February 29, as applicable) or make any change in accounting treatment and reporting practices except as required by GAAP or as to which the Accountants concur.
14.Pledge of Credit. Now or hereafter pledge Administrative Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than a Permitted Business.
15.Amendment of Organizational Documents. (a) Change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by Law or such amendment, modification or waiver could not reasonably be expected to materially and adversely affect the interests of the Agents and the Lenders, in any such case without (i) giving at least thirty (30) days’ prior written notice of such intended change to each Agent, and (ii) having received from Collateral Agent confirmation that Collateral Agent has taken (or is taking) all steps necessary for Collateral Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party (if applicable).

16.Compliance with ERISA. (a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, Multiemployer Plan or Foreign Plan other than those Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that would be reasonably likely to result in a material liability to any Loan Party or any member of the Controlled Group, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan, Multiemployer Plan or Foreign Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, (e) fail to promptly notify Administrative Agent of the occurrence of any Termination Event, (f) fail to comply, or permit a member of the Controlled Group to fail to comply, in all material respects with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.
17.Prepayment of Indebtedness. Except as expressly permitted pursuant to Section 7.18 hereof, at any time, directly or indirectly, prepay any Indebtedness principal (other than the Obligations), or repurchase, redeem, retire or otherwise acquire the principal of any Indebtedness of any Loan Party other than the following, to the extent not otherwise restricted under this Agreement: (i) payments of Indebtedness principal on the scheduled maturity date and on each regularly scheduled principal payment date thereof; (ii) refinancings, replacements or exchanges of such Indebtedness to the extent funded with Permitted Refinancing Indebtedness or other Permitted Indebtedness; (iii) payments of Indebtedness principal to the extent funded (directly or indirectly) with the proceeds of, or conversions to, Equity Interests of NESL; (iv) payments of Indebtedness principal to the extent funded (directly or indirectly) with the cash proceeds of asset sales or dispositions (excluding any proceeds of the sale of ABL First Lien Collateral other than the proceeds of sale of ABL First Lien Collateral as part of the sale or other disposition of the Designated Assets) expressly permitted under Section 7.1 of this Agreement or as expressly consented to by Administrative Agent and Required Lenders from time to time; (v) payments or prepayment or repurchase, redemption, retirement or other acquisition of Capitalized Leases or Purchase Money Indebtedness; and (vi) payments as part of an “AHYDO catch-up payment”.
18.Term Loan Obligations and Unsecured Notes. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of or premium payable in connection with the repayment or redemption of the Term Loan Obligations or Unsecured Notes, except Loan Parties may:
(a)pay, prepay, repurchase, redeem, retire or otherwise acquire, or make payment on account of any principal of or premium payable in connection with the repayment or redemption of, the Term Loan Obligations or Unsecured Notes, at any time (i) to the extent required by the terms of the Term Loan Documents or Unsecured Notes Documents, as applicable, with the proceeds of any sale, lease, transfer or other disposition of, or insurance or condemnation with respect to, any of the Loan Parties’ properties or assets (excluding any proceeds of the sale of ABL First Lien Collateral other than the proceeds of sale of ABL First Lien Collateral as part of the sale or other disposition of the Designated Assets) or (ii) at maturity or upon any scheduled or mandatory payment date (including any “AHYDO catch-up payment”);
(b)pay, prepay, repurchase, redeem, retire or otherwise acquire, or make payment on account of any principal of or premium payable in connection with the repayment or redemption of, the Term Loan Obligations or Unsecured Notes, at any time if and only to the extent (i) funded (directly or indirectly) with the cash proceeds of asset sales or dispositions (excluding any proceeds of the sale of ABL First Lien Collateral other than the proceeds of sale of ABL First Lien Collateral as part of the sale or other disposition of the Designated Assets) expressly permitted under Section 7.1 of this Agreement or expressly consented to by Administrative Agent and Required Lenders from time to time, (ii) funded (directly or indirectly) with Equity Interests of NESL or the cash proceeds received from the issuance of Equity Interests of NESL to any Person, or (iii) funded with the proceeds of Permitted Refinancing Indebtedness or other Permitted Indebtedness;
(c)make Permitted Unsecured Notes Prepayments; and
(d)make other payments to pay, prepay, repurchase, redeem, retire or otherwise acquire, or make payment on account of any principal of or premium payable in connection with the repayment or redemption of, the Term Loan Obligations or Unsecured Notes, at any time so long as (i) upon giving pro forma effect thereto, average Undrawn Availability is at least $20,000,000 for the thirty (30) days preceding and as of the date of such payment, prepayment, repurchase, redemption, retirement or other acquisition, (ii) the Fixed Charge Coverage Ratio determined on a pro forma basis after giving effect to such payment, prepayment, repurchase, redemption, retirement or other acquisition, is not less than 1.10 to 1.00, and (iii) no Default or Event of Default has occurred and is continuing or would result therefrom.

19.Other Agreements. Enter into any material amendment, waiver or modification of the Term Loan Documents, the Unsecured Notes Documents or any related agreements, or enter into a Bonding Arrangement with any surety other than a Permitted Bonding Company; provided, however, that the foregoing restriction shall not apply to amendments, modifications and waivers that are either: (x) such amendment, waiver or modification is expressly permitted by the terms of the applicable Intercreditor Agreement or (y) if no Intercreditor Agreement is binding on the parties to such Term Loan Documents, Unsecured Notes Documents or Bonding Arrangement, such amendment, waiver or modification is not materially adverse to the interests of the Administrative Agent or the Lenders.
20.Anti-Corruption; Anti-Terrorism; AML. Violate any Anti-Corruption Laws, undertake or cause to be undertaken any Anti-Corruption Prohibited Activity, become a Sanctioned Person, transact any business with or, to the knowledge of any Borrower, for the benefit of, any Sanctioned Person, otherwise violate any Anti-Terrorism Laws and/or violate any Anti-Money Laundering Laws.

VIII.	CONDITIONS PRECEDENT.

1.Conditions to Restatement. The agreement of Lenders to amend and restate the Existing Credit Agreement on the Restatement Effective Date is subject to the satisfaction, or waiver by Administrative Agent and Lead Arrangers, immediately prior to or concurrently with such amendment and restatement, of the following conditions precedent:
(a)[Reserved];
(b)Other Documents. Administrative Agent shall have received each of the executed Other Documents, as applicable;
(c)Intercreditor Agreement. Administrative Agent shall have received the ABL Intercreditor Agreement duly executed and delivered by an authorized officer of each Borrower, the Collateral Agent and the Term Loan Agent;
(d)[Reserved];
(e)Secured Notes Releases and Payoff Documents. Administrative Agent shall have received copies of such duly executed documents and instruments sufficient to, automatically upon funding of the term loans under the Term Loan Credit Agreement, effect (i) the discharge of the Senior Secured Notes Indenture, (ii) the release all of the Liens in favor of the trustee under the Senior Secured Notes Indenture and (iii) the discharge of the Existing Term Loan Agreement and release of Liens with respect thereto;
(f)Secured Notes Redemption. Administrative Agent shall have received copies of the Notice of Redemption to be given on the Restatement Effective Date with respect to the Senior Secured Notes, calling for redemption in full of the Senior Secured Notes;
(g)Financial Condition Certificates. Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(g) dated as of the Restatement Effective Date;
(h)Closing Certificate. Administrative Agent shall have received a closing certificate signed by the President or Vice President of each Borrower dated as of the Restatement Effective Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on and as of such date, and (ii) on such date no Default or Event of Default has occurred and is continuing;
(i)Borrowing Base. Administrative Agent and Syndication Agent shall have received a Borrowing Base Certificate as of May 31, 2016, demonstrating that the aggregate amount of Eligible Non-Bonded Accounts Receivable and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Restatement Effective Date;
(j)[Reserved];
(k)[Reserved];
(l)[Reserved];
(m)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Collateral Agent, a perfected security interest in or Lien upon the Collateral in which such security interest or Lien is a condition precedent to such Advances shall have been delivered in proper form for filing, registration or recordation in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;
(n)[Reserved];

(o)Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Administrative Agent dated as of the Restatement Effective Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 15 days prior to the Restatement Effective Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(p)No Default. No Default or Event of Default shall have occurred and be continuing as of the Restatement Effective Date;
(q)Legal Opinions. Administrative Agent shall have received the executed legal opinions of (i) Pepper Hamilton LLP, counsel to Borrowers, (ii) Bell Nunnally & Martin LLP, Texas counsel to Precision, and (iii) Taft Stettinius & Hollister LLP, Illinois counsel to Work Area, in each case in form and substance satisfactory to Administrative Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Administrative Agent may reasonably require, and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders;
(r)No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(s)[Reserved];
(t)Fees. Administrative Agent shall have received all fees payable to Administrative Agent and Lenders on or prior to the Restatement Effective Date hereunder, including pursuant to Article III hereof and the Fee Letter;
(u)Pro Forma Financial Statements. Administrative Agent and Syndication Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Administrative Agent and Syndication Agent;
(v)Insurance. Collateral Agent shall have received in form and substance satisfactory to Administrative Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect and (ii) insurance certificates issued by Borrowers’ insurance broker complying with Section 6.6 of this Agreement;
(w)[Reserved];
(x)[Reserved];
(y)Consents. Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Administrative Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Administrative Agent and its counsel shall deem necessary;
(z)No Adverse Material Change. (i) Since February 29, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Administrative Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(aa)[Reserved];
(ab)Compliance with Laws. Administrative Agent shall be reasonably satisfied that each Borrower is in compliance in all material respects with all pertinent federal, state, local or territorial Laws, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(ac)Bonding Arrangements. Borrowers shall have delivered copies of all Bonding Arrangements relating to themselves or any of the Loan Parties, and if the same provide for any Liens on property or assets which constitute Collateral, (i) such Liens shall be Surety Liens and (ii) except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, Borrowers shall have delivered intercreditor agreements of the type referred to in the definition of Surety Liens (each, a “Bonding Intercreditor Agreement”); and
(ad)Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions occurring on the Restatement Effective Date shall be satisfactory in form and substance to Administrative Agent and its counsel.
2.Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to the Advances requested to be made and to the application of the proceeds thereof, as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);
(b)No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist upon giving effect to the Advances requested to be made, on such date; provided, however that Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and
(c)Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.
Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

1.Disclosure of Material Matters. Promptly, and in any event within two (2) Business Days after knowledge thereof by any Borrower, report to Administrative Agent and Syndication Agent all matters materially affecting the value, enforceability or collectability of any material portion of the ABL First Lien Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

2.Schedules. Deliver to Administrative Agent and Syndication Agent on or before (x) prior to the first anniversary of the Closing Date, the twentieth (20th) day of each month and (y) on and after the first anniversary of the Closing Date, the fifteenth (15th) day of each month, in each case as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, (d) a Borrowing Base Certificate and a cash collection report, each in form and substance as mutually agreed prior to the Closing Date or otherwise in form and substance satisfactory to Administrative Agent and Syndication Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Administrative Agent and Syndication Agent or restrictive of Administrative Agent’s and Syndication Agent’s rights under this Agreement), and (e) a sales report / roll forward for the prior month; provided, that upon the occurrence of a Trigger Event and during the continuance of a Trigger Period, the Borrowing Base Certificate and cash collection report required under clause (d) above and the sales report / roll forward required under clause (e) above shall be required on a weekly basis, on or before each Tuesday as and for the prior week (which shall be calculated as of the last day of the prior week and which shall not be binding upon Administrative Agent and Syndication Agent or restrictive of Administrative Agent’s and Syndication Agent’s rights under this Agreement). In addition, each Borrower will deliver to Administrative Agent and Syndication Agent at such intervals as Administrative Agent and Syndication Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Administrative Agent and Syndication Agent may require including trial balances and test verifications. Administrative Agent and Syndication Agent have the right to confirm and verify all Receivables by any manner and through any medium they reasonably consider advisable and do whatever they may reasonably deem necessary to protect their interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Administrative Agent and Syndication Agent and executed by each Borrower and delivered to Administrative Agent and Syndication Agent from time to time solely for Administrative Agent’s and Syndication Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Administrative Agent and Syndication Agent shall not affect, terminate, modify or otherwise limit any Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Administrative Agent and Syndication Agent, the items to be provided under this Section 9.2 shall be delivered to Administrative Agent and Syndication Agent by the specific method of Approved Electronic Communication designated by Administrative Agent and Syndication Agent.
3.Environmental Reports.
(a)In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any such Release or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within ten (10) Business Days, give written notice of same to Administrative Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Release or Environmental Complaint. Such information is to be provided solely to allow Agents to protect their security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon any Agent or Lender with respect thereto.
(b)Borrowing Agent shall promptly forward to Administrative Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Borrower to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Borrower and the Governmental Body regarding such claims to Administrative Agent until the claim is settled. Borrowing Agent shall promptly forward to Administrative Agent copies of all documents and reports concerning a Release of Hazardous Materials or Environmental Complaint at the Real Property, operations or business that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agents to protect Collateral Agent’s security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon any Agent or Lender with respect thereto.
4.Litigation. Promptly notify Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case could reasonably be expected to affect a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

5.Material Occurrences. Promptly, and in any event within two (2) Business Days after knowledge thereof by any Borrower, notify Administrative Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the Term Loan Documents or the Unsecured Notes Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Term Loan Documents or the Unsecured Notes Documents; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable), the financial condition or operating results of any Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by any Borrower which would allow the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Material Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (g) any claims, individually or in the aggregate at any one time, in excess of $2,000,000 made under any Bonding Arrangement; and (h) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.
6.Government Receivables. Notify Administrative Agent quarterly of any Receivables that arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.
7.Annual Financial Statements. Furnish Administrative Agent (for further distribution to the Lenders) within ninety (90) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable), and in reasonable detail and reported upon without qualification as to scope by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Administrative Agent (the “Accountants”); provided, however, that to the extent that the Borrowers shall have delivered to Administrative Agent (for further distribution to the Lenders) an Annual Report on Form 10-K, such delivery shall be deemed to satisfy the foregoing requirements of this Subsection 9.7. In addition, at the time of delivery of such financial statements Borrowers shall deliver to Administrative Agent (for further distribution to the Lenders) a Compliance Certificate.
8.Quarterly Financial Statements. Furnish Administrative Agent (for further distribution to the Lenders) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Borrowers’ fiscal year, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable) and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, however, that to the extent that the Borrowers shall have delivered to Administrative Agent (for further distribution to the Lenders) a Quarterly Report on Form 10-Q, such delivery shall be deemed to satisfy the foregoing requirements of this Subsection 9.8. In addition, at the time of delivery of such financial statements Borrowers shall deliver to Administrative Agent (for further distribution to the Lenders) a Compliance Certificate.
9.Monthly Financial Statements. Furnish Administrative Agent (for further distribution to the Lenders) within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers on a consolidated basis and unaudited statements of income and cash flow of Borrowers on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable) and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
10.Other Reports. Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (a) with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders and (b) copies of all material notices, reports, financial statements and other materials sent pursuant to the Term Loan Documents or the Unsecured Notes Documents.

11.Additional Information. Furnish Administrative Agent and Syndication Agent with such additional information as either of them shall reasonably request in order to enable Administrative Agent and Syndication Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Administrative Agent and Syndication Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any material labor dispute to which any Borrower is likely to become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any collective bargaining agreement to which any Borrower is a party or by which any Borrower is bound.
12.Projected Operating Budget. Furnish Administrative Agent, no later than the beginning of each Borrower’s fiscal year, commencing with the fiscal year commencing March 1, 2015, a month by month projected operating budget and cash flow of Borrowers on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
13.Variances from Operating Budget. Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances, in the form mutually agreed to prior to the Closing Date.
14.Notice of Suits, Adverse Events. Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any materially adverse change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Administrative Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any materially adverse circumstance with respect to any Borrower.
15.ERISA Notices and Requests. Furnish Administrative Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred that could reasonably be expected to result in material liability to a Loan Party or any member of the Controlled Group, together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or contribution to a Multiemployer Plan or the establishment of any new Pension Benefit Plan, Multiemployer Plan or Foreign Plan or the commencement of contributions to any Pension Benefit Plan, Multiemployer Plan or Foreign Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
16.Additional Documents. Execute and deliver to Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

17.Updates to Certain Schedules. Deliver to Administrative Agent and Syndication Agent, on a quarterly basis in connection with delivery of a Compliance Certificate, and in connection with the addition of any new Loan Party, updates to the Schedules referred to herein; provided, that following the occurrence and during the continuance of any Event of Default, Borrowers shall be required to provide such updates promptly as shall be required to maintain the related representations and warranties as true and correct. Any such updated Schedules delivered by Borrowers to Administrative Agent and Syndication Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Administrative Agent and Syndication Agent and attached to and made part of this Agreement, and any representation, warranty, or covenant contained herein which refers to any such Schedule shall, from and after the first (1st) day of the fiscal quarter to which such Compliance Certificate relates, refer to such Schedule as so amended; provided, however, that in no event shall the amendment of any such Schedule constitute a waiver by any Agent or Lender of any Default or Event of Default arising as a result of noncompliance with any of the covenants set forth in this Agreement that exists notwithstanding the amendment of such Schedule.
18.Financial Disclosure. Upon Administrative Agent’s reasonable request, each Borrower shall authorize and request that all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Administrative Agent, Syndication Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Administrative Agent, Syndication Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Upon Administrative Agent’s reasonable request, each Borrower shall authorize all Governmental Bodies to furnish to Administrative Agent, Syndication Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Administrative Agent, Syndication Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

1.Nonpayment. Failure by any Borrower to pay (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9) when due, or (b) any other fee, charge, amount or liability provided for herein or in any Other Document within two (2) Business Days of the date when due, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;
2.Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
3.Financial Information. Failure by any Borrower to (i) furnish financial information when due, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;
4.Judicial Actions. Issuance of a notice of a judgment Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment which is in an amount in excess of $100,000, (a) against any Borrower’s Inventory or Receivables or (b) against a material portion of the Collateral, in each case, which is not paid, stayed or lifted within thirty (30) days unless Properly Contested;
5.Noncompliance. Except as otherwise provided for in Sections 10.1 and 10.3:
(a)failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.8(c), 6.2(b), 6.5, 6.6(a) (other than with respect to (i) the timing of third-party deliveries and third-party requirements described in Section 6.6(a)(v) and (ii) the standards of customary coverage which are addressed in Section 6.6(d)), 6.11, Article VII or Sections 9.2(a), (b), (c) and (d), 9.5(a) and (b), 9.12 or 9.17; or
(b)failure or neglect of any Loan Party or any other Person to perform, keep or observe any other term, provision, condition or covenant, contained herein (other than as set forth in Section 10.5(a)) or contained in any Other Document or any other agreement or arrangement now or hereafter entered into between any Loan Party or such Person and Administrative Agent, Syndication Agent, Collateral Agent or any Lender which failure or neglect, if capable of cure, is not cured within fifteen (15) days from the earlier of the date that (a) Administrative Agent provides written notice to Borrowing Agent of the occurrence of such failure or neglect and (b) any Borrower has actual knowledge of such failure or neglect;

6.Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party, which such judgment(s), writ(s), order(s) or decree(s) is for an aggregate amount in excess of $250,000 (net of any amounts that are covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Collateral Agent on such assets or properties;
7.Bankruptcy. Any Borrower, any Guarantor or any Subsidiary of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other Law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
8.Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect;
9.Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to any lien subordination set forth in the Intercreditor Agreements and Permitted Encumbrances that have priority as a matter of Applicable Law);
10.Default under the Term Loan Documents or the Unsecured Notes Documents. An event of default has occurred under the Term Loan Documents or the Unsecured Notes Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to an Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, such Intercreditor Agreement;
11.Cross Default. Any specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $2,000,000 or more (“Material Indebtedness”), or any other event or circumstance which would permit the holder of any such Material Indebtedness of any Borrower to accelerate such Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Material Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);
12.Bonding Arrangements. (a) If any claims, individually in excess of $250,000 or in the aggregate in excess of $500,000, shall be paid by any surety under any Bonding Arrangement or (b) if an event of default shall occur or exist under any Bonding Arrangement or any other event or condition shall occur or exist (including any claim paid under any Bonding Arrangement whether or not it constitutes an Event of Default under the foregoing clause (a)) that would entitle the surety under any Bonding Arrangement (with the giving of notice or passage of time or both) to take action against any of the Collateral, and such event of default or other event or condition shall not have been cured or remedied within thirty (30) days;
13.Breach of Guaranty or Collateral Documents. Termination or breach of any Guaranty, the Collateral Documents or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Collateral Document or similar agreement;
14.Change of Control. Any Change of Control shall occur;
15.Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Administrative Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;
16.Seizures. Any (a) portion of the Collateral having an aggregate fair market value of $1,000,000 or more shall be seized (without just compensation), garnished or exposed to levy or execution sale, (b) Material Real Property having an aggregate fair market value of $4,000,000 or more shall be taken or seized by a Governmental Body without just compensation, or (c) title and rights of any Borrower or any Guarantor with respect to any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Administrative Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

17.Operations. The operations of any material portion of the Loan Parties’ mining facilities are interrupted (other than voluntary shutdowns by the Borrowers in the conduct of their business) at any time for more than thirty (30) consecutive days, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;
18.Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Administrative Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event that, together with all other events or conditions specified in Sections 7.16 or 9.15, results in any member of the Controlled Group to incur or be reasonably likely to incur, liability in excess of $1,000,000, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or
19.Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

1.Rights and Remedies.
(a)Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Administrative Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Administrative Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence and during the continuance of any Event of Default, (x) Administrative Agent or Collateral Agent, as the case may be, shall, subject to the terms of any applicable Intercreditor Agreement, have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted pursuant to the Collateral Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process, (y) Collateral Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and, subject to the terms of any applicable Intercreditor Agreement, Collateral Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Collateral Agent may deem advisable and Collateral Agent may require Borrowers to make the Collateral available to Collateral Agent at a convenient place, and (z) with or without having the Collateral at the time or place of sale, subject to the terms of any applicable Intercreditor Agreement, Collateral Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Collateral Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale any Agent or any Lender may bid (including credit bid) for and become the purchaser, and any Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Collateral Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Collateral Agent is granted permission to use all of each Borrower’s (a) Intellectual Property which is owned by Borrowers (or which Borrowers otherwise have the right to permit Collateral Agent to use) and used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral collected or received by Collateral Agent shall be applied to the Obligations in the order set forth in Section 11.5 hereof, subject to the terms of any applicable Intercreditor Agreement. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to the Agents and Lenders therefor.

(b)To the extent that Applicable Law imposes duties on Administrative Agent or Collateral Agent, as the case may be, to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for any Agent: (i) to fail to incur expenses reasonably deemed significant by such Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure such Agent against risks of loss, collection or disposition of Collateral or to provide to such Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by such Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Administrative Agent or Collateral Agent, as the case may be, would not be commercially unreasonable in Administrative Agent’s or Collateral Agent’s, as the case may be, exercise of remedies against the Collateral and that other actions or omissions by any Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on any Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
2.Collateral Agent’s Discretion. Collateral Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Collateral Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agents’ or Lenders’ rights hereunder as against Borrowers or each other.
3.Setoff. Subject to Section 14.13, in addition to any other rights which any Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, the Agents and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by such Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to such Agents and such Lenders with respect to any deposits held by such Agents or such Lenders.
4.Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by Law, all of which shall be cumulative and not alternative.
5.Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by any Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered, subject to the terms of the applicable Intercreditor Agreement, as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent and, to the extent such costs and expenses are permitted herein, Syndication Agent on a pari passu basis in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
SECOND, to payment of any fees owed to Administrative Agent;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;
FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;
SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities only to the extent such Cash Management Liabilities and Hedge Liabilities are reserved for under the Formula Amount; and including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);
EIGHTH, to all other Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;
NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and
TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Collateral Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

1.Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
2.Delay. No delay or omission on any Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
3.Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

1.Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Agent and each Lender, shall become effective on the Restatement Effective Date and shall continue in full force and effect until the earlier of (a) February 12, 2019, or (b) June 1, 2018, if the Unsecured Notes have not been redeemed, repaid or otherwise retired on or prior to June 1, 2018 (such earliest date, the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon twenty (20) days’ prior written notice to Administrative Agent upon payment in full of the outstanding Obligations and cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof.

2.Termination. The termination of the Agreement shall not affect any Agent’s or any Lender’s rights, or any of the Obligations, having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully paid in immediately available funds, cash collateralized, disposed of, concluded or liquidated (other than (i) future obligations consisting of contingent Obligations that may be owing for which no claims have been made and which expressly survive termination of this Agreement and the Other Documents and (ii) Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Exchange Hedge Obligations or Cash Management Liabilities as to which arrangements satisfactory to the applicable Lender in its discretion have been made). At such time as no Secured Party has any commitment to make financial accommodations to any Borrower pursuant to the terms of this Agreement and all the Obligations (other than (i) future obligations consisting of contingent Obligations that may be owing for which no claims have been made and which expressly survive termination of this Agreement and the Other Documents and (ii) Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Exchange Hedge Obligations or Cash Management Liabilities as to which arrangements satisfactory to the applicable Lender in its discretion have been made) have been indefeasibly paid and performed in full or cash collateralized as provided herein (“Payment in Full”), then the guarantees and security provided for in this Agreement and the Other Documents shall terminate, provided, however, that (i) all expense reimbursement and indemnities of the Borrowers and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security and any Payment in Full of Obligations hereunder, and (ii) the Collateral Documents (and any Liens granted thereunder) shall not terminate and shall be in full force and effect until such time as the Discharge of Term Loan Obligations has occurred in accordance with the ABL Intercreditor Agreement.

XIV.	REGARDING AGENTS.

1.Appointment. Each Lender hereby designates PNC to act as Administrative Agent and Collateral Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby designates Wells to act as Syndication Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the applicable Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Each Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that no Agent shall be required to take any action which, in such Agent’s discretion, exposes such Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto.
2.Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. No Agent nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Administrative Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

3.Lack of Reliance on Agents. Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. No Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.
4.Resignation of Agents; Successor Agents. Any Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Should any Agent cease to be a Lender or Issuer under this Agreement and cease to have any obligation to make any Advances or issue any Letters of Credit pursuant to this Agreement, such Agent shall promptly resign as Agent in accordance with this Section 14.4. Any such successor Agent shall succeed to the rights, powers and duties of the resigning Agent, and in the case of a resigning Collateral Agent, such successor Collateral Agent shall in particular succeed to all of the resigning Collateral Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Mortgages, Security Agreement and all Intellectual Property Security Agreements and account control agreements), and the term “Administrative Agent”, “Syndication Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Collateral Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Collateral Agent to new Collateral Agent and/or for the perfection of any Liens in the Collateral as held by new Collateral Agent or it is otherwise not then possible for new Collateral Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Collateral Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Collateral Agent until such time as new Collateral Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Collateral Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement (and in the event resigning Collateral Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens). Notwithstanding anything to the contrary herein, no Disqualified Person may be appointed as a successor Administrative Agent or Collateral Agent; provided, that the restriction of this sentence shall not apply to any appointment of a successor Administrative Agent or Collateral Agent made after the occurrence and during the continuation of an Event of Default.
5.Certain Rights of Agents. If any Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
6.Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

7.Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless such Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to Lenders. Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agents shall have received such directions, Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of Lenders.
8.Indemnification. To the extent any Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided, that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
9.Individual Capacity. With respect to the obligation of each Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity as a Lender. Each Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
10.Delivery of Documents. To the extent an Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13, Borrowing Base Certificates or any other certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, such Agent, as applicable, will promptly furnish such documents and information to Lenders.
11.Borrowers’ Undertaking to Agents. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with each Agent to pay to such Agent from time to time on demand all amounts from time to time due and payable by it for the account of such Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
12.No Reliance on Any Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
13.Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.
14.Lead Arrangers. The Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacities as such.

XV.	BORROWING AGENCY.

1.Borrowing Agency Provisions.
(a)Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. No Agent or any Lender shall incur liability to Borrowers as a result thereof. To induce Agents and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against any Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by any Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by any Agent or any Lender to any Borrower, failure of any Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of any Agent or any Lender to pursue or preserve its rights against any Borrower, the release by any Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
2.Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

1.Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Administrative Agent’s or Collateral Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of any Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against any Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

2.Entire Understanding.
(a)This Agreement and the documents executed concurrently herewith (including the Other Documents executed concurrently with the execution of the Existing Credit Agreement) contain the entire understanding between each Borrower, each Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, each Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Administrative Agent may modify this Agreement or any of the Other Documents for the sole purpose of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Administrative Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)Required Lenders, Administrative Agent with the consent of Required Lenders, Syndication Agent with the consent of Required Lenders, Collateral Agent with the consent of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written amendments, waivers or other supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent, Syndication Agent, Collateral Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount or the Surety L/C Commitment Amount of any Lender without the consent of such Lender directly affected thereby;
(ii)whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Administrative Agent));
(iii)increase the Maximum Borrowing and L/C Amount without the consent of all Lenders;
(iv)alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;
(v)alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;
(vi)release ABL First Lien Collateral with respect to the Obligations under this Agreement (other than in accordance with the provisions of this Agreement and the Other Documents, including Section 16.19 hereof) having an aggregate value in excess of $5,000,000 during any calendar year without the consent of all Lenders; provided, however, that any release of any ABL First Lien Collateral during any calendar year (other than in accordance with the provisions of this Agreement and the Other Documents, including Section 16.19 hereof) having an aggregate value of $5,000,000 or less shall require the prior written consent of Administrative Agent and Syndication Agent;
(vii)change the rights and duties of any Agent without the consent of all Lenders;
(viii)subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred and five percent (105%) of the Formula Amount without the consent of all Lenders;
(ix)increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders;
(x)amend, modify, or eliminate the definition of Formula Amount or any of the defined terms (including the definitions of Eligible Non-Bonded Accounts Receivable and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Formula Amount, in each case without written consent of all Lenders; or
(xi)release any Guarantor or Borrower (other than in accordance with the provisions of this Agreement or any Other Document) without the consent of all Lenders.
(c)Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agents and all future holders of the Obligations. In the case of any waiver, Borrowers, Agents and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)In the event that Administrative Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Administrative Agent may, at its option, require such Lender to assign its interest in the Advances to Administrative Agent or to another Lender or to any other Person designated by Administrative Agent in consultation with Borrowing Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Administrative Agent elects to require any Lender to assign its interest to Administrative Agent or to the Designated Lender, Administrative Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Administrative Agent or the Designated Lender, as appropriate, and Administrative Agent.
(e)Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Administrative Agent and Syndication Agent may at their discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed by up to ten percent (10%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”). If Administrative Agent and Syndication Agent are willing in their sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages up to their respective Revolving Commitment Amount, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided, that, if Administrative Agent and Syndication Agent do permit Out-of-Formula Loans, neither Administrative Agent, Syndication Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Administrative Agent and Syndication Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Non-Bonded Accounts Receivable” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Administrative Agent and Syndication Agent involuntarily permit the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Administrative Agent and Syndication Agent shall use their efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Administrative Agent and Syndication Agent have determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Administrative Agent and Syndication Agent may elect in their discretion to have Administrative Agent fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
(f)In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Administrative Agent is hereby authorized by Borrowers and Lenders, at any time in Administrative Agent’s and Syndication Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Administrative Agent and Syndication Agent, in their reasonable business judgment, deem necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not exceed $10,500,000 in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Administrative Agent therefor upon demand of Administrative Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

3.Successors and Assigns; Participations.
(a)This Agreement shall be binding upon and inure to the benefit of Borrowers, each Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.
(b)Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (other than a Disqualified Person, provided that the restriction of this parenthetical shall not apply after the occurrence and during the continuation of an Event of Default with respect to any Disqualified Person who is not a Company Competitor) (each such transferee or purchaser of a participating interest, a “Participant”); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Agents, the Lenders and the Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver described in Sections 16.2(b)(i), 16.2(b)(ii), 16.2(b)(vi) or 16.2(b)(x)) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 3.11 (subject to the requirements and limitations therein, including the requirements under Sections 3.11(e)-(g) (it being understood that the documentation required under Sections 3.11(e)-(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.3(c); provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under Section 16.3(c); and (B) shall not be entitled to receive any greater payment under Sections 3.7, 3.9 or 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.12 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement and any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)Any Lender, with the consent of Administrative Agent and Borrowing Agent (provided, that (i) no such consent by Borrowing Agent shall be required if an Event of Default has occurred and is continuing or such assignment is to a Lender or an Affiliate of a Lender and (ii) the consent of Borrowing Agent shall not be unreasonably withheld, delayed or conditioned), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons (other than a Disqualified Person, provided that the restriction of this parenthetical shall not apply after the occurrence and during the continuation of an Event of Default with respect to any Disqualified Person who is not a Company Competitor) and one or more additional Persons (other than a Disqualified Person, provided that the restriction of this parenthetical shall not apply after the occurrence and during the continuation of an Event of Default with respect to any Disqualified Person who is not a Company Competitor) may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, Borrowing Agent (provided that no Event of Default has occurred and is continuing) and Administrative Agent and delivered to Administrative Agent for recording; provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)Any Lender, with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity (other than a Disqualified Person, provided that the restriction of this parenthetical shall not apply after the occurrence and during the continuation of an Event of Default with respect to any Disqualified Person who is not a Company Competitor) that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower, provided that such Transferee or prospective Transferee has agreed in writing to maintain the confidentiality of such information substantially on the terms set forth in Section 16.15 hereof; provided, further, that no Lender shall disclose any financial information concerning any Loan Party to any Disqualified Person (except that the restriction of this proviso shall not apply to any disclosure to any Disqualified Person who is not a Company Competitor made after the occurrence and during the continuation of an Event of Default).
(g)Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge may be made to a Disqualified Person (except that the restriction of this proviso shall not apply to any pledge to any Disqualified Person who is not a Company Competitor made after the occurrence and during the continuation of an Event of Default); provided, further, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
4.Application of Payments. Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Administrative Agent or such Lender.

5.Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless each Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Administrative Agent, Collateral Agent, Syndication Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not any Agent, Issuer or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, the presence or Release of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Release of Hazardous Materials resulting from actions on the part of any Agent or any Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property in violation of any Environmental Law or in an amount that would require investigation or remediation under any Environmental Law, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Materials. This Section 16.5 shall not apply with respect to Taxes in respect of payments for or on account of any Obligations under this Agreement or under any Other Document (the indemnification of which is addressed in Section 3.11), but shall nonetheless apply to any Taxes that represent losses, claims, damages, etc., arising from any other claim under this Section 16.5.
6.Notice. Any notice or request hereunder may be given to Borrowing Agent (on behalf of itself or any Borrower) or to any Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)In the case of hand-delivery, when delivered;
(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)In the case of electronic transmission, when actually received;

(f)In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(g)If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Administrative Agent, and Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.
(A)    If to Administrative Agent, Collateral Agent or PNC at:
PNC Bank, National Association
340 Madison Avenue, 11th Floor
New York, NY 10173
Attention:    Glenn D. Kreutzer, Vice President
Telephone:    (212) 752-6093
Facsimile:    (212) 303-0060
with a copy to:
PNC Bank, National Association
Commercial Client Services - Agency Services
P7-PFSC-05-W
500 First Avenue
Pittsburgh, PA 15219
Attention: Taryn Adametz
Telephone:     (412) 768-9834
Facsimile:     (412) 705-2006
with an additional copy to:
Otterbourg P.C.
230 Park Avenue
New York, New York 10169
Attention: Richard L. Stehl, Esq.
Telephone:     (212) 661-9100
Facsimile:     (212) 682-6104
(B)    If to Syndication Agent or Wells at:
Wells Fargo Bank, National Association
c/o Wells Fargo Capital Finance
2450 Colorado Avenue
Suite 3000W
Santa Monica CA 90404
Attn: Gregory Feldmus, Vice President
Business Finance Division - Syndicated Finance
Telephone:     (310) 453-8243
Facsimile:    (310) 453-7413
with a copy to:
Winston & Strawn LLP
100 North Tryon Street
Charlotte, NC 28202-1078
Attention:    Jason E. Bennett, Esq.
Telephone:    (704) 350-7769
Facsimile:    (704) 350-7800
(C)    If to a Lender (other than PNC or Wells): as specified on the signature pages hereof

(D)    If to Borrowing Agent:
3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
Attention: Mr. Paul I. Detwiler, III
Telephone:     (814) 776-2211
Facsimile:     (814) 766-4402
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attention: Cary S. Levinson, Esquire
Telephone:     (215) 981-4091
Facsimile:     (215) 981-4750
7.Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.11, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
8.Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
9.Expenses. Borrowers shall pay (a) all reasonable, documented out-of-pocket expenses incurred by any Agent and their respective Affiliates (including the reasonable, documented fees, charges and disbursements of counsel for each Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents (including, without limitation, any expenses incurred by Administrative Agent and Lenders in connection with post-closing matters set forth in Section 6.17) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable, documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable, documented out-of-pocket expenses incurred by any Agent, any Lender or Issuer (including the reasonable, documented fees, charges and disbursements of any counsel for such Agent, such Lender or Issuer), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (d) all reasonable out-of-pocket expenses of each Agent’s regular employees and agents engaged periodically to perform audits of any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.
10.Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Administrative Agent and Collateral Agent, if such Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
11.Consequential Damages. Neither any Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
12.Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
13.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
14.Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.Confidentiality; Sharing Information. Each Agent, each Lender and each Transferee shall hold all non-public information obtained by such Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with such Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, each Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, each Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall any Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of any Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Administrative Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements. Notwithstanding anything contained herein to the contrary, no material non-public information obtained by the Administrative Agent or any Lender pursuant to the requirements of this Agreement shall be disclosed at any time to a Company Competitor without the express consent of NESL.
16.Publicity. Each Borrower and each Lender hereby authorizes Administrative Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, the Agents and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent shall in its sole and absolute discretion deem appropriate.
17.Certifications from Banks and Participants; USA PATRIOT Act.
(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Borrower shall provide to Lender, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.
18.Anti-Terrorism, Anti-Corruption and AML Laws.
(a)Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(c)No Borrower has used and no Borrower will use any part of the proceeds from any Advance, directly or indirectly, (A) to offer, promise, authorize the provision of, or provide any payments to any official of any Governmental Body or any employee, political party, official of a political party, candidate for political office, official of any public international organization, or to any other Person, in order to obtain, retain or direct business or obtain any improper advantage, the offer, promise, authorization of, or provision of which would violate (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd 1 et seq.) (the “FCPA”), (ii) the U.K. Bribery Act 2010, (iii) or, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, with the FCPA and the U.K. Bribery Act 2010, the “Anti-Corruption Laws”), or (B) that would otherwise constitute an Anti-Corruption Prohibited Activity.
(d)The operations of the Loan Parties have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Loan Parties conduct business or own assets, and any related or similar Law issued, administered or enforced by any government authority (collectively, the “Anti-Money Laundering Laws”). The Loan Parties have taken reasonable measures to ensure compliance with the Anti-Money Laundering Laws and have not and will not use any part of the proceeds from any Advance in violation of the Anti-Money Laundering Laws or similar Laws enacted after the Restatement Effective Date.
19.Release of Loan Parties and Collateral.
(a)Subject to the terms of the applicable Intercreditor Agreement, in the event that all of the Equity Interests of any Loan Party other than NESL are transferred pursuant to a disposition permitted pursuant to Section 7.1 and the other provisions of this Agreement, or otherwise consented to by Required Lenders, to any Person (other than the Borrowers or any of their Subsidiaries) then effective upon the closing of such transfer and the application of proceeds thereof in conformity with the provisions of this Agreement and/or such consent, such Loan Party shall be automatically released from its obligations hereunder and under the Other Documents and shall cease to be a Borrower or Guarantor, as applicable, for all purposes.
Subject to the terms of the applicable Intercreditor Agreement, effective upon the closing of a disposition of any Collateral permitted pursuant to Section 7.1 and the other provisions of this Agreement, or otherwise consented to by Required Lenders, (including as a result of a disposition of the Equity Interests of a Loan Party as provided above) to any Person (other than the Borrowers or any of their Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement and/or such consent, the security interest granted under this Agreement and the Other Documents in the Collateral so disposed of shall automatically terminate and Collateral Agent shall deliver such releases as may be necessary or appropriate and reasonably requested by the Loan Parties to effect each release described in this Section 16.19; provided, however, the security interest granted under this Agreement and the Other Documents in all remaining Collateral shall remain in full force and effect.
20.Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Collateral Agent pursuant to this Agreement and the Other Documents and the exercise of any right or remedy by any Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement(s). In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement with respect to lien priority, priority of proceeds of collateral or rights and remedies in connection with a particular class of Collateral, the terms of the applicable Intercreditor Agreement which is intended to govern the priority of such class of Collateral at such time shall govern.
21.Amendment and Restatement.
(a)The parties hereto hereby acknowledge, confirm and agree that Borrowers are indebted to Lenders for (a) Revolving Advances under the Existing Credit Agreement, as of the close of business on June 30, 2016, in the aggregate principal amount of $9,851,224.64 and (b) Letters of Credit in the aggregate principal amount of $16,300,000, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Existing Credit Agreement, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.
(b)Borrowers hereby acknowledge, confirm and agree that Collateral Agent, for the benefit of Secured Parties, has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Collateral Agent pursuant to the Security Agreement to secure the Obligations, as well as any Collateral granted under this Agreement, the Security Agreement or any Other Documents. The liens and security interests of Collateral Agent, for the benefit of Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Security Agreement, the Existing Credit Agreement, this Agreement or any Other Documents.
(c)Borrowers hereby acknowledge, confirm and agree that (i) the Existing Credit Agreement has been duly executed and delivered by Borrowers and is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in the Existing Credit Agreement constitute the legal, valid and binding obligations of Borrowers enforceable against them in accordance with their respect terms and Borrowers have no valid defense to the enforcement of such obligations and (iii) Agents and Lenders are entitled to all of the rights and remedies provided for in the Existing Credit Agreement.

(d)This Agreement amends, restates and supersedes in full the terms and provisions of the Existing Credit Agreement. With effect from the Restatement Effective Date: (i) references in the Other Documents to the “Credit Agreement” shall mean and be references to this Agreement; (ii) references to the “Other Documents” in this Agreement and in the Other Documents shall mean and be references to the Other Documents as amended by this Agreement and (iii) references in the Security Agreement to the “Noteholder Intercreditor Agreement” and/or the “ABL Intercreditor Agreement” (each as defined therein), shall mean and be references to the Intercreditor Agreement. The execution and delivery of this Agreement and the Other Documents executed and delivered in connection herewith on the Restatement Effective Date are not intended and should not be construed (i) to deem the Borrowers to have repaid or otherwise discharged any amount of principal of or interest on the indebtedness arising from the Existing Credit Agreement or the Other Documents executed and/or delivered in connection therewith, (ii) to effect, with respect to the Collateral in which Agents and Lenders retain a security interest or Lien previously granted to Agents and Lenders under the Existing Credit Agreement, the Security Agreement or any Other Document executed and/or delivered in connection therewith, a novation or otherwise to release such security interests and Lien, or (iii) to effect a novation or otherwise to release the obligations and liabilities under, or extinguish such obligations and liabilities evidenced by the Existing Credit Agreement, the Security Agreement or any Other Document executed and/or delivered in connection therewith.
(e)The Advances and Letters of Credit outstanding as of the date hereof under the Existing Credit Agreement shall be deemed to be Advances and Letters of Credit hereunder.
Each Borrower, for itself and its successors and assigns, does hereby remise, release, discharge and hold each Agent and each Lender, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower or its successors or assigns has had or may now or hereafter claim to have against such Agents, Lenders, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns in any way arising on or prior to the Restatement Effective Date from or connected with the Existing Credit Agreement or Other Documents or the arrangements set forth therein or transactions thereunder up to and including the Restatement Effective Date.
22.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Other Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Syndication Agent and the other Lead Arrangers are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Syndication Agent, the other Lead Arrangers and the Lenders, on the other hand; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Other Documents; and (iv) the Administrative Agent, the Collateral Agent, the Syndication Agent, each other Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties or except as otherwise provided in this Agreement, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates.

[Signature pages follow]

#40011426 v1
[Amended and Restated Revolving Credit Agreement]
Each of the parties has signed this Agreement as of the day and year first above written.

NEW ENTERPRISE STONE & LIME CO., INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:President and Secretary

ASTI TRANSPORTATION SYSTEMS, INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

EII TRANSPORT INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Treasurer and Secretary

GATEWAY TRADE CENTER INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:President, Treasurer and Secretary

PRECISION SOLAR CONTROLS INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

PROTECTION SERVICES INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

SCI PRODUCTS INC.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

WORK AREA PROTECTION CORP.

By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

[Signatures continue on next page]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and a Lender
By:/s/ Glenn D. Kreutzer
Name: Glenn D. Kreutzer
Title: Sr. Vice President

340 Madison Avenue, 11th Floor
New York, New York 10173
Revolving Commitment Percentage: 42.857143%
Revolving Commitment Amount: $36,428,572
Surety L/C Commitment Amount: $8,571,428
[Signatures continue on next page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and a Lender
By:/s/ Greg Feldmus
Name:Greg Feldmus
Title:Duly Authorized Signer
c/o Wells Fargo Capital Finance
2450 Colorado Avenue, Suite 3000W
Santa Monica, CA 90404
Attn: Gregory Feldmus, Vice President

Revolving Commitment Percentage: 42.857143%
Revolving Commitment Amount: $36,428,572
Surety L/C Commitment Amount: $8,571,428
[Signatures continue on next page]

ALOSTAR BANK OF COMMERCE, as a Lender
By:/s/ Daryn Venéy
Name:Daryn Veney
Title:Vice President
3630 Peachtree Road, N.E.
Suite 1050
Atlanta, GA 30326
Attn: Daryn Veney, Vice President

Revolving Commitment Percentage: 14.285714%
Revolving Commitment Amount: $12,142,857
Surety L/C Commitment Amount: $2,857,143